Exhibit 10.73

INDENTURE
Dated as of October 21, 2009
Among
LIONS GATE ENTERTAINMENT INC.
LIONS GATE ENTERTAINMENT CORP.
THE OTHER GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
10.25% SENIOR SECURED SECOND-PRIORITY NOTES DUE 2016

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EXHIBIT 10.73
          INDENTURE, dated as of October 21, 2009, among Lions Gate Entertainment Inc., a Delaware corporation (the “Issuer”), Lions Gate Entertainment Corp., a corporation organized under the laws of the Province of British Columbia (“Parent”), the other Guarantors (as defined herein) listed on the signature pages hereto and U.S. Bank National Association, as Trustee.
W I T N E S S E T H
          WHEREAS, the Issuer has duly authorized the creation of and issue of $236,000,000 aggregate principal amount of 10.25% Senior Secured Second-Priority Notes due 2016 (the “Initial Notes”); and
          WHEREAS, Parent and each of the other Guarantors has duly authorized the execution and delivery of this Indenture;
          WHEREAS, each of the Issuer, Parent and the other Guarantors has received good and valuable consideration for the execution and delivery of this Indenture, the Notes and the Notes Guarantees (as defined below), as the case may be;
          WHEREAS, each of Parent and the other Guarantors will derive substantial direct and indirect benefits from the issuance of the Notes;
          WHEREAS, all necessary acts and things have been done to make: (1) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer; (2) this Indenture a legal, valid and binding agreement of the Issuer in accordance with the terms of this Indenture; and (3) this Indenture, including the Notes Guarantees hereunder, a legal, valid and binding agreement of each of the Guarantors in accordance with the terms of this Indenture;
          NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01 Definitions.
          “Acceptable Domestic Account Debtor” means (1) a Person who is an “Acceptable Domestic Account Debtor” as defined pursuant to the Senior Credit Facility in effect on the Issue Date (as such Senior Credit Facility may be amended, restated, or otherwise modified from time to time in a manner which is not materially adverse when taken as a whole to the Holders in the good faith judgment of the Issuer as certified to the Trustee in an Officers’ Certificate), for so long as such Person is an “Acceptable Domestic Account Debtor” as so defined, or (2) a Person whose general unsecured obligations have an Investment Grade Rating.
          “Acceptable Foreign Account Debtor” means (1) a Person who is an “Acceptable Foreign Account Debtor” as defined pursuant to the Senior Credit Facility in effect on the Issue Date (as such Senior Credit Facility may be amended, restated, or otherwise modified from time to time in a manner which is not materially adverse when taken as a whole to the Holders in the good faith judgment of the Issuer as certified to the Trustee in an Officers’ Certificate), for so long as such Person is an “Acceptable Foreign Account Debtor” as so defined, or (2) a Person whose general unsecured obligations have an Investment Grade Rating.

          “Acceptable L/C” means any commercial bank that has (or which is the principal operating subsidiary of a holding Issuer which has) as of the time such letter of credit is issued, public debt outstanding with a rating of at least “A” (or the equivalent of an “A”) from one of the nationally recognized debt rating agencies.
          “Acceptable Major Account Debtor” means (1) a Person who is an “Acceptable Major Account Debtor” as defined pursuant to the Senior Credit Facility in effect on the Issue Date (as such Senior Credit Facility may be amended, restated, or otherwise modified from time to time in a manner which is not materially adverse when taken as a whole to the Holders in the good faith judgment of the Issuer as certified to the Trustee in an Officers’ Certificate), for so long as such Person is an “Acceptable Major Account Debtor” as so defined, or (2) a Person whose general unsecured obligations have an Investment Grade Rating.
          “Acceptable Obligor” means any of the Acceptable Domestic Account Debtors, the Acceptable Foreign Account Debtors and the Acceptable Major Account Debtors.
          “Acceptable Tax Credit” means (a) the amount (as determined in good faith by the Board of Directors of the Issuer) that the Issuer or any LGEI Subsidiary Guarantor is entitled to or can reasonably be expected to be entitled to receive as a refund of tax with respect to any tax credit pursuant to the provisions of the law of any State in the United States administering tax credit programs, the provisions of the federal law of the United States or the provisions of the federal law of Canada or the law of any Canadian Province (an “Other Provincial Act”) or the provisions of the law of the United Kingdom (“U.K. Law”) or the provisions of the law of Australia (“Australia Law”) or the provisions of the law of South Africa and any country, state or territory whose long term general obligation debt at that time has an Investment Grade Rating (“Other Foreign Law”) or, (b) if the Issuer or such LGEI Subsidiary Guarantor has entered into a definitive, arm’s length, purchase and sale agreement for the sale of the tax credit to a third-party, such lesser amount as may have been agreed by the Issuer or such LGEI Subsidiary Guarantor with the third-party in such definitive purchase and sale agreement in respect of any such tax credits; in either case, which meets the following criteria:
     (1) the tax credit is in respect of an item of Product that has commenced principal photography and that does not remain Uncompleted beyond the time period, if any, permitted under the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, U.K. Law, Australia Law or Other Foreign Law with respect to such credit;
     (2) the Issuer shall have obtained a Completion Guaranty for any item of Product (other than a television series) for which the Issuer or LGEI Subsidiary Guarantor has a current financial exposure (as opposed to a Negative Pick-up Obligation) or is otherwise subject to the economic risk of Completion if the Production Exposure exceeds $20,000,000 for any such individual item of Product;
     (3) the Issuer or LGEI Subsidiary Guarantor has applied for and received an eligibility certificate in respect of such tax credit for such item of Product (if applicable) and has requested to be provided with an estimated amount of the tax credit to which the Issuer or Restricted Subsidiary will be entitled;
     (4) the amount of a refund of tax with respect to a tax credit that the Issuer or LGEI Subsidiary Guarantor is entitled or can reasonably be expected to be entitled to receive is net of any tax, interest, penalty or other amount payable to any Governmental Authority by the Issuer or LGEI Subsidiary Guarantor under the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, U.K. Law, Australia Law or Other Foreign Law, as applicable, or any other amount payable by the Issuer or LGEI Subsidiary Guarantor to any Governmental

Authority to which the credit can be or has been applied by set-off or in any other manner whatsoever by any Governmental Authority;
     (5) where the amount of a tax credit in respect of an item of Product or, in the case of a television series, any one season of such series, exceeds the sum of $1,000,000, the Issuer has obtained an opinion or review letter from an independent accounting firm as to the estimated amount of the tax credit that the Issuer or LGEI Subsidiary Guarantor is entitled to receive;
     (6) the amount of a refund of tax with respect to a tax credit that the Issuer or LGEI Subsidiary Guarantor is entitled or can reasonably be expected to be entitled to receive is net of expenses relating to the filing of the eligibility certificate with the applicable Governmental Authority or any other filings or procedures necessary to receive such tax credit which have already been paid prior to determination of the amount of such Acceptable Tax Credit; and
     (7) the Collateral Agent (for itself and the benefit of the Holders of the Notes) has a second priority perfected security interest in the tax credit and notice of such security interest in accordance with any applicable requirements of the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, U.K. Law, Australia Law or Other Foreign Law, as applicable, and any other relevant Governmental Authority, provided, however, that such requirement shall not apply if the Issuer or LGEI Subsidiary Guarantor has entered into a definitive, arm’s length, purchase and sale agreement for the sale of the tax credit to a third-party;
provided, however, that (x) to the extent that circumstances arise or occur that would cause the actual tax credit to be less than the amount that would be determined based on any estimated amounts as set forth on any applications for any certificate described in clause (3) of this definition, the Acceptable Tax Credit shall be reduced to reflect the revised estimate and (y) an Acceptable Tax Credit shall cease to be an Acceptable Tax Credit (A) if the Issuer or LGEI Subsidiary Guarantor has not filed its return of income and all other certificates, forms and documents required under the applicable legislation to be filed together therewith in order to claim such tax credit within six months from the end of the tax year of the Issuer or such LGEI Subsidiary Guarantor; provided, however, that such requirement shall not apply if the Issuer or such LGEI Subsidiary Guarantor has entered into a definitive, arms’ length, purchase and sale agreement for the sale of the tax credit to a third-party, or (B) if the relevant Governmental Authority has (i) denied the Issuer’s or LGEI Subsidiary Guarantor’s application of the applicable certificate set forth in clause (iii) of this definition, (ii) not issued the applicable certificate within fifteen months following the Issuer’s or LGEI Subsidiary Guarantor’s application thereof or (iii) revoked or notified the Issuer or LGEI Subsidiary Guarantor of their intention to revoke such certificate.
          “Acquired Indebtedness” means, with respect to any specified Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.
          “Additional Assets” means:
     (1) any property, plant, equipment or other assets (excluding working capital or current assets for the avoidance of doubt) to be used by the Issuer or a Restricted Subsidiary in a Related Business; or

     (2) an investment in any one or more businesses or capital expenditures (which for purposes of this definition, shall include the acquisition of any item of Product), in each case used or useful to a Related Business, provided, however, if such investment is in the form of the acquisition of the Capital Stock of a Person, such Person becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary or if such Person is already a Restricted Subsidiary, in an increase in the percentage ownership of such Person by the Issuer or a Restricted Subsidiary;
provided, however, that, in the case of clause (2), such Restricted Subsidiary is primarily engaged in a Related Business.
          “Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:
     (1) Consolidated Taxes; plus
     (2) Consolidated Interest Expense; plus
     (3) Consolidated Adjusted Charges; plus
     (4) restructuring charges or expenses, including one-time charges (including legal and other professional fees and expenses incurred prior to the Issue Date related to shareholder activism charges); provided that with respect to each restructuring charge or one-time charge, the Issuer shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge or one-time charge, as the case may be; plus
     (5) non-operating expenses (minus non-operating income);
less, without duplication,
     (6) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).
          “Administrative Agent” means JPMorgan Chase Bank, N.A., a national banking association, as agent for the lenders under the Senior Credit Facility, or any successor agent.
          “Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09.
          “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of Section 4.10 and Section 4.11, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

          “Affiliated Group” means a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.
          “Allowable Amount” means, with respect to any Acceptable Obligor, (1) if such Acceptable Obligor is an “Acceptable Obligor” as defined under the Senior Credit Facility in effect on the Issue Date (as such Senior Credit Facility may be amended, restated, or otherwise modified from time to time in a manner which is not materially adverse when taken as a whole to the Holders in the good faith judgment of the Issuer as certified to the Trustee in an Officers’ Certificate) for which an “Allowable Amount” is in effect thereunder, such Allowable Amount and (2) otherwise, $25,000,000.
          “Approved Completion Guarantor” means (1) a Person who is an “Approved Completion Guarantor” as defined pursuant to the Senior Credit Facility as in effect on the Issue Date, for so long as such Person is an “Approved Completion Guarantor” as so defined, or (2) a completion guarantor with an Investment Grade Rating.
          “Agent” means any Registrar or Paying Agent.
          “Applicable Premium” means, with respect to a Note at any redemption date, the greater of:
     (1) 1.0% of the principal amount of such Note; and
     (2) the excess of (a) the present value at such time of (i) the redemption price of such Note at November 1, 2013 (such redemption price being described in Section 3.07(d)) plus (ii) all required interest payments due on such Note through November 1, 2013, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such Note on such redemption date.
          “Asset Sale” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Issuer or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.
          Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:
     (1) a disposition of assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Issuer directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor; provided, that in the case of a disposition of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code, PPSA or other similar statute or regulation of the relevant states or jurisdictions;

     (2) the sale of Cash Equivalents or Acceptable Tax Credits in the ordinary course of business;
     (3) a disposition of inventory, including without limitation, Product (not constituting the sale of a Product that in the aggregate would be considered a “library”), in the ordinary course of business;
     (4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Issuer and the Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;
     (5) the disposition of all or substantially all of the assets of the Issuer in a manner permitted under Section 5.01 or any disposition that constitutes a Change of Control;
     (6) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a Wholly Owned Subsidiary;
     (7) for purposes of “Sales of assets” only, any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07;
     (8) dispositions of assets or issuance or sale of Capital Stock of a Restricted Subsidiary in a single transaction or series of related transactions with an aggregate Fair Market Value of less than $5,000,000;
     (9) the creation of a Permitted Lien or other Lien permitted under Section 4.12 and dispositions in connection with Permitted Liens;
     (10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
     (11) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted under Section 4.09;
     (12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Issuer and the Restricted Subsidiaries;
     (13) foreclosure on assets;
     (14) any sale of Capital Stock in, Indebtedness or other securities of, an Unrestricted Subsidiary;
     (15) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Related Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a fair market value in excess of (a) $10,000,000 shall be evidenced by an Officers’ Certificate, and (b) $20,000,000 shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

     (16) sales of Product outside of the ordinary course of business (including the sale of Product that in the aggregate would be considered a “library”) if sold for not less than fair market value and not in excess of $20,000,000 in the aggregate from the Issue Date;
     (17) sales of all or a portion of an interest in a Foreign Subsidiary, provided that (a) the consideration received is not less than fair market value, and (b) either (x) no part of the assets of such Foreign Subsidiary comprise a portion of the Borrowing Base as of such date of sale, or (y) to the extent any of the assets of such Foreign Subsidiary comprise a portion of the Borrowing Base, that after giving effect to such sale and assigning a zero value to such asset for purposes of the Borrowing Base calculation, the Issuer could Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a)(2) after giving effect, on a pro forma basis, to such sale;
     (18) the sale of Product to SlateCo as part of the Permitted Slate Financing; and
     (19) the sale of revenue participations in Product to SGF as part of the SGF Co-Financing Arrangement.
          “Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”
          “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.
          “Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
          “Bankruptcy Law” means Title 11, U.S. Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or other U.S. federal or state law, Canadian federal or provincial law or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors or plans of arrangement.
          “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.
          “Borrowing Base” means, at any date for which the amount thereof is to be determined, an amount equal to the aggregate (of the Issuer and the LGEI Subsidiary Guarantors on a consolidated basis without double counting) of the following:
     (1) 100% of Eligible Receivables from Acceptable Major Account Debtors, plus
     (2) 90% of Eligible Receivables from Acceptable Domestic Account Debtors, plus
     (3) 85% of Eligible Receivables from Acceptable Foreign Account Debtors, plus

     (4) 75% of Acceptable Tax Credits for which the Issuer or the LGEI Subsidiary Guarantors have not received the applicable certificate referred to in clause (3) of the definition of “Acceptable Tax Credit,” and 85% of Acceptable Tax Credits thereafter, plus
     (5) 50% of Other Domestic Receivables, plus
     (6) 50% of Other Foreign Receivables, plus
     (7) 50% of the Eligible Library Amount, plus
     (8) the lesser of fifty percent (50%) of the book value of physical videocassette inventory held by the Issuer and the LGEI Subsidiary Guarantors or $10,000,000, plus
     (9) in the case of an item of Product which is intended for domestic theatrical release, the Home Video Credit plus the Pay Television Credit plus the Free Television Credit; provided, however, that if any such Product has not had a general theatrical release in the United States within twelve months of its Completion, the Issuer and the LGEI Subsidiary Guarantors shall no longer be entitled to include the foregoing credits in respect of such item of Product in the Borrowing Base, plus
     (10) in the case of an item of Product which is intended as a direct to video release, the Direct To Video Credit; provided, however, that if such Product has not been released in the domestic home video market within twelve months of its Completion, the Issuer and the LGEI Subsidiary Guarantors shall no longer be entitled to include the foregoing credits in respect of such item of Product in the Borrowing Base, plus
     (11) in the case of an item of Product which is intended for foreign exploitation, the Foreign Rights Credit; provided, however, that if such item of Product has not been released in a major foreign territory within 12 months of its Completion, the Issuer and the LGEI Subsidiary Guarantors shall no longer be entitled to include the foregoing credits in respect of such item of Product in the Borrowing Base, plus
     (12) 100% of Eligible L/C Receivables, plus
     (13) 100% of the amounts held in the Cash Collateral Account(s) (other than cash collateral provided in connection with the Pennsylvania Regional Financing Arrangement), plus
     (14) in the case of an item of Product that has been released on at least 600 screens, 50% of the Issuer’s and the LGEI Subsidiary Guarantors’ share of the “P&A” expenditures for such item of Product; provided, that such amount shall be reduced by the theatrical rentals for such item of Product; provided, further, that, in any event, such credit shall expire upon the earlier of (a) the home video “street date” or (b) six months after the theatrical release date of such item of Product, minus
     (15) to the extent not otherwise deducted in computing the Borrowing Base, the aggregate amount of all accrued but unpaid residuals owed to any trade guild with respect to any item of Product, to the extent that the obligation of the Issuer or any LGEI Subsidiary Guarantors to pay such residuals is secured by a security interest in such item of Product or rights therein or proceeds thereof, which security interest is not subordinated to the security interests of the Collateral Agent (but the amount deducted with respect to any such item of Product shall not exceed the amount included in the Borrowing Base attributable to such item of Product);

provided, however, that
     (A) the amount included in the Borrowing Base at any time for Other Domestic Receivables and Other Foreign Receivables (in each case, other than theatrical receivables) shall not exceed $30,000,000 in the aggregate for all such receivables or $500,000 for any domestic obligor or $500,000 for any foreign obligor;
     (B) the portion of the Borrowing Base attributable at any time to each item of Product which has not yet been Completed shall not exceed the Issuer’s and the LGEI Subsidiary Guarantors’ Investment in such item of Product, or if pursuant to the provisions of the Senior Credit Facility in effect on the Issue Date (as such Senior Credit Facility may be amended, restated, or otherwise modified from time to time in a manner which is not materially adverse when taken as a whole to the Holders in the good faith judgment of the Issuer as certified to the Trustee in an Officers’ Certificate) a Completion Guaranty is required for such item of Product, such lesser amount as would be payable to the Administrative Agent under the Senior Credit Facility by the completion guarantor under such Completion Guaranty in the event such Product is not timely Completed and delivered to the Issuer and the LGEI Subsidiary Guarantors (except that if a letter of credit is issued under the Senior Credit Facility in order to support the Issuer’s or an LGEI Subsidiary Guarantor’s minimum payment obligation to acquire distribution rights in an item of Product, amounts attributable to such rights may be included in the Borrowing Base (even though the item of Product has not yet been Completed) but only if (A) proof of Completion of the item of Product must be presented in order to draw under the letter of credit and (B) the portion of the Borrowing Base attributable to such item of Product does not exceed the amount of such letter of credit for such item of Product);
     (C) the portion of the Borrowing Base attributable to Acceptable Tax Credits shall not exceed 10% of the total Borrowing Base;
     (D) no amounts shall be included in the Borrowing Base which are attributable to an item of Product or right in which the Issuer or the LGEI Subsidiary Guarantors, as applicable, cannot warrant sufficient title to the underlying rights;
     (E) no amount shall be included in the Borrowing Base unless the Collateral Agent (for the benefit of itself and the Holders) has a perfected Second-Priority Lien in such amounts;
     (F) no additional amounts attributable to Acceptable Tax Credits shall be included in the Borrowing Base after six months before the scheduled maturity date of the Notes; and
     (G) the portion of the Borrowing Base attributable to any of the Home Video Credit, Pay Television Credit, Free Television Credit, Direct to Video Credit or Foreign Rights Credit shall not exceed 90% of the Production Exposure for all such items of Product to which such credits relate.
          “Budgeted Negative Cost” means, with respect to any item of Product, the amount of the cash budget (stated in U.S. Dollars) for such item of Product including all costs customarily included in connection with the acquisition of all underlying literary, musical and other rights with respect to such item of Product and in connection with the preparation, production and completion of such item of Product, including costs of materials, equipment, physical properties, personnel and services utilized in connection with such item of Product, both “above-the-line” and “below-the-line”, any Completion Guaranty fee, and all other items customarily included in negative costs, including finance charges and interest expense, but excluding production fees, overhead charges or other fees, charges or costs payable to the Issuer or any LGEI Subsidiary Guarantor, except to the extent such payments to the Issuer or any LGEI Subsidiary Guarantor are reimbursements for production or development costs advanced by the Issuer or any LGEI Subsidiary Guarantor to a Person that is not the Issuer or any LGEI Subsidiary Guarantor.
          “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
          “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any Indebtedness convertible into such equity.
          “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
          “Cash Collateral Account” has the meaning assigned to it in the Senior Credit Facility in effect on the Issue Date (as such Senior Credit Facility may be amended, restated, or otherwise modified from time to time in a manner which is not materially adverse when taken as a whole to the Holders in the good faith judgment of the Issuer as certified to the Trustee in an Officers’ Certificate).
          “Cash Equivalents” means:
     (1) U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
     (2) securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;
     (3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;
     (4) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500,000,000;

     (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;
     (6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and
     (7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.
     “Change of Control” means:
     (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than, in the case of the Issuer, Parent, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer or Parent (or its successor by merger, plan of arrangement, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Issuer or Parent held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or
     (2) the first day on which Continuing Directors cease to constitute a majority of the members of the Board of Directors of the Issuer or Parent; or
     (3) the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger, plan of arrangement, or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent, or of the Issuer and the Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or
     (4) the adoption by the stockholders of the Issuer or Parent of a plan or proposal for the winding-up, liquidation or dissolution of the Issuer or Parent.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes and the Notes Guarantees pursuant to the Collateral Documents.
          “Collateral Agent” means U.S. Bank National Association, acting as the collateral agent under the Collateral Documents, or any successor thereto.
          “Collateral Documents” means the mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements, Intercreditor Agreements, hypothecs and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the holders of the Notes and the Trustee or notice of such pledge, assignment or grant is given.
          “Collateral Requirement” means the requirement that:
     (1) all documents and instruments, including Uniform Commercial Code and PPSA financing statements and mortgages, required by law to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents on the Collateral and perfect or record such Liens as valid Liens with priority set forth in the Collateral Documents free of any other Liens except for Permitted Liens, shall have been filed, registered or recorded; and
     (2) the Collateral Agent shall have received, with respect to each property required to be subject to a mortgage, counterparts of a mortgage duly executed and delivered by the record owner of such mortgaged property, a lender’s title insurance policy insuring the lien of each mortgage, and an existing survey of the mortgaged property.
          “Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
          “Complete” or “Completed” or “Completion” means with respect to any item of Product, that (1) either (a) sufficient elements have been delivered by the Issuer or applicable Restricted Subsidiary to, and accepted, deemed or determined to be accepted and/or exploited by, a Person (other than the Issuer or applicable Restricted Subsidiary or Affiliates thereof) to permit such Person to exhibit the item of Product in the theatrical or other medium for which the item of Product is intended for initial exploitation or (b) an independent laboratory has in its possession a complete final 35 mm or 70 mm (or other size which has become standard in the industry) composite positive print, video master or other equivalent master copy of the item of Product as finally cut, main and end titled, edited, scored and assembled with sound track printed thereon in perfect synchronization with the photographic action and fit and ready for exhibition and distribution in the theatrical or other medium for which the item of Product is intended for initial exploitation, and (2) if such item of Product was acquired by the Issuer or a Restricted Subsidiary from an unaffiliated third party, the entire acquisition price or minimum advance shall have been paid to the extent then due and there is no condition or event (including, without limitation, the payment of money not yet due) the occurrence of which might result in the Issuer or such Restricted Subsidiary losing any of its rights in such item of Product.
          “Completion Guaranty” means, with respect to any item of Product, a completion guaranty, in customary form consistent with the Issuer’s past practice, issued by an Approved Completion Guarantor, which (1) names the Collateral Agent (for the benefit of the Trustee and the Holders) or the applicable outside production financier to the extent such item of Product is financed in accordance with Section 4.09(a) or Section 4.09(b)(12) as a beneficiary thereof to the extent of the Issuer’s or applicable Restricted Subsidiary’s financial interest in such item of Product and (2) guarantees that such item of Product will be Completed in a timely manner, or else payment made to the Collateral Agent (on behalf of the Trustee and the Holders) of an amount at least equal to the aggregate amount expended on the production of such item of Product by, or for the account of, the Issuer or applicable Restricted Subsidiary plus interest on, and other bank charges with respect to, such amount.
          “Consolidated Adjusted Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization other than direct operating expenses, as calculated on the Issue Date, and other non-cash expenses (including, without limitation, stock based compensation expenses including for stock appreciation rights or write-offs of deferred financing charges) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but in each case excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period (other than accruals for stock appreciation rights), plus print and advertising expenses (irrespective of whether such Person has actually made a cash payment in respect thereof during such Period) for which such Person has an off-setting right of payment and/or guarantee from a third-party producer (less the amortization of participation charges that would had been expensed had the print and advertising expense not been expensed in the GAAP financial statements, such amortization to be calculated in accordance with accounting based on the film forecasting method).
          “Consolidated Applicable Interest Charge” means, with respect to any Person for any period, the sum, without duplication, of:
     (1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus
     (2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, other than capitalized interest included in the cost of any item of Product; minus
     (3) interest income for such period; minus
     (4) interest expense accrued as a result of APB 14-1, to the extent such interest expense was included in clause (1) of this definition.
     “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
     (1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and including amortization of deferred financing fees and expensing of any bridge or other financing fees); plus
     (2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, other than capitalized interest included in the cost of any item of Product; minus
     (3) interest income for such period.
          “Consolidated Leverage Ratio” means, as any date of determination, the ratio of (1) the sum of (a) the Borrowing Base and (b) unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries, in each case, as of such date of determination, to (2) the total principal amount of Indebtedness (or in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of the Issuer and its Restricted Subsidiaries as of such determination date on a pro forma basis after giving effect to all incurrences and repayments of Indebtedness to occur on or substantially concurrently with the related transaction, determined on a consolidated basis; provided, however, that such Indebtedness shall not include any Other Permitted Priority Indebtedness.
          “Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:
     (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:
     (A) subject to the limitations contained in clauses (3) through (6) below, Issuer equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and
     (B) the Issuer’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary after the Issue Date, such inclusion to begin once the Issuer’s equity in the cumulative net loss of such Person equals the equity funding in such Person made in cash before the Issue Date by the Issuer or a Restricted Subsidiary (it being understood that as of June 30, 2009 up to an aggregate of $45,500,000 of such loss may be deemed funded by cash from the Issuer or a Restricted Subsidiary invested in such Person prior to the Issue Date);
     (2) any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that:
     (A) subject to the limitations contained in clauses (3) through (6) below, the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Parent, the Issuer or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and
     (B) the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;
     (3) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Issuer or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer;
     (4) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;
     (5) any extraordinary gain or loss; and

          (6) the cumulative effect of a change in accounting principles.
Any cash amounts dividended, distributed, loaned or otherwise transferred to Parent by the Issuer or its Restricted Subsidiaries pursuant to clause (8) or (9) of Section 4.07(b), without duplication of any amounts otherwise deducted in calculating Consolidated Net Income, the funds for which are provided by the Issuer and/or its Restricted Subsidiaries shall be deducted in calculating the Consolidated Net Income of the Issuer and its Restricted Subsidiaries.
          “Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.
          “Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries (excluding any undrawn letters of credit issued in the ordinary course of business) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of Issuer, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.
          “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer or Parent, as the case may be, who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.
          “Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 14.02 or such other address as to which the Trustee may give notice to the Holders and the Issuer.
          “Credit Facility” means, with respect to the Issuer or any Guarantor, one or more secured debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).
          “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
          “Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
          “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

          “Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.
          “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
          “Direct to Video Credit” means with respect to each item of Product that is intended for direct-to-video release, an amount equal to 40% of the Budgeted Negative Cost therefor, or such lesser amount as determined in good faith by the Issuer will be received by it from both the video distribution and television distribution of such item of Product worldwide; provided, however, that no Direct To Video Credit will be included in the Borrowing Base with respect to any item of Product prior to its Completion except (i) for items of Product being funded under the Special Production Tranche and (ii) for items of Product for which a letter of credit is issued under the Senior Credit Facility in order to support the minimum payment obligation of the Issuer and the LGEI Subsidiary Guarantors to acquire distribution rights in such item of Product; provided, further, that such credit shall be reduced dollar-for-dollar by the amount of any advance or other payment paid, or contractually committed to be paid, to the Issuer or any LGEI Subsidiary Guarantor with respect to both the video and television distribution of such item of Product; provided, further, that such credit shall be eliminated with respect to an item of Product twenty-four (24) months after Completion.
          “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
     (2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or
     (3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer or its Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Issuer or its Subsidiaries, as applicable, may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer with the provisions of this Indenture described under Section 4.10 and Section 4.14 and such repurchase or redemption complies with Section 4.07.

          “Distribution Agreements” means (1) any and all agreements entered into by the Issuer or a Guarantor pursuant to which such Person has sold, leased, licensed or assigned distribution rights or other exploitation rights to any item of Product to an un-Affiliated Person and (2) any and all agreements hereafter entered into by a the Issuer or a Guarantor pursuant to which such Person sells, leases, licenses or assigns distribution rights or other exploitation rights to any item of Product to an un-Affiliated Person.
          “Eligible L/C Receivables” has the same definition as an Eligible Receivable except that (1) an Acceptable L/C (as defined in the Senior Credit Facility) shall have been delivered to the Administrative Agent under the Senior Credit Facility for the full amount of the receivable and (2) such receivable need not be with an Acceptable Obligor.
          “Eligible Library Amount” is (1) $531,060,000 as of the Issue Date and (2) thereafter, the aggregate of the amounts for the various components of the library of the Issuer and the LGEI Subsidiary Guarantors, determined by an independent consultant selected in good faith and paid for by the Issuer and (to the extent contemplated by the definition of “Eligible Library Amount” in the Senior Credit Facility in effect on the Issue Date (as such Senior Credit Facility may be amended, restated, or otherwise modified from time to time in a manner which is not materially adverse when taken as a whole to the Holders in the good faith judgment of the Issuer as certified to the Trustee in an Officers’ Certificate)) approved by the Administrative Agent under the Senior Credit Facility, using methodology consistent with the Issuer’s past practice without double counting for items of Product that are receiving other credit in the Borrowing Base on at least an annual basis; provided, however, that (a) there will be interim reductions to the Eligible Library Amount to reflect decreases, if any, in the remaining value of unsold library rights resulting from significant library dispositions during such interim period (e.g., any single agreement or series of related agreements pertaining to the licensing, distribution or sale of library product providing for aggregate payments (including reasonably estimated contingent payments) to the Issuer or the LGEI Subsidiary Guarantors in excess of $20,000,000); and (b) the Eligible Library Amount may be increased in good faith by the Issuer in the case of a significant library acquisition and delivery to the Issuer of a supplemental valuation report meeting the above requirements.
          “Eligible Receivables” means, at any date at which the amount thereof is to be determined, an amount equal to the sum of the present values (discounted on a quarterly basis, in the case of amounts which are not due and payable within 12 months following the date of determination, by a rate of interest equal to the interest rate in effect on the date of the computation with regard to “Alternate Base Rate Loans” as defined under the Senior Credit Facility in effect on the Issue Date (as such Senior Credit Facility may be amended, restated, or otherwise modified from time to time in a manner which is not materially adverse when taken as a whole to the Holders in the good faith judgment of the Issuer as certified to the Trustee in an Officers’ Certificate) or, if no such loans are then outstanding, by the “prime rate” then in effect of the Trustee) of:
     (1) all net amounts which pursuant to a binding agreement are contractually obligated to be paid to the Issuer and the LGEI Subsidiary Guarantors either unconditionally or subject only to normal delivery requirements, and which are reasonably expected by the Issuer to be payable and collected from Acceptable Obligors minus
     (2) the sum, without double-counting, of (i) the following items (based on the Issuer’s then-best, good faith estimates): royalties, residuals, commissions, participations and other payments to third parties, collection/distribution expenses and commissions, home video fulfillment costs, taxes (including foreign withholding, remittance and similar taxes) chargeable in respect of such accounts receivable, and any other projected expenses of the Issuer and the LGEI Subsidiary Guarantors arising in connection with such amounts and (ii) the outstanding amount of unrecouped advances made by a distributor to the extent subject to repayment by the

Issuer or an LGEI Subsidiary Guarantor or adjustment or recoupment, but an Eligible Receivable shall not include amounts:
     (a) in the aggregate due from a single Acceptable Obligor which are in excess of the Allowable Amount with respect to such Acceptable Obligor or, in the case of an Affiliated Group, in the aggregate due from the relevant Acceptable Obligors with respect to that Affiliated Group, unless in either case such excess is supported by an Acceptable L/C;
     (b) which in the good faith judgment of the Issuer, are subject to material conditions precedent to payment (including a material performance obligation or a material executory aspect on the part of the Issuer or an LGEI Subsidiary Guarantor or any other party or obligations contingent upon future events not within the direct control of the Issuer and the LGEI Subsidiary Guarantors); provided, however, that otherwise Eligible Receivables which are attributable to items of Product acquired from a third party shall not be excluded pursuant to this clause (b) if the entire acquisition price or minimum advance shall have been paid to the extent then due and there is no material condition or event (other than payment of the remaining purchase price) the occurrence of which would likely result in the Issuer or any LGEI Subsidiary Guarantor losing its rights in such item of Product;
     (c) which are more than 120 days past due, in the case of receivables (other than theatrical receivables);
     (d) which are theatrical receivables due from any obligor in connection with the theatrical exhibition, distribution or exploitation of an item of Product that are still outstanding six months after their booking;
     (e) to be paid in a currency other than United States dollars, Canadian dollars, Australian dollars or U.K. pounds sterling to the extent exceeding the U.S. dollar equivalent of $10,000,000, in the aggregate, as determined by the Issuer in good faith, except to the extent such excess is hedged by Hedging Obligations from Persons whose general unsecured obligations have an Investment Grade Rating;
     (f) to the extent included in the Issuer’s and the LGEI Subsidiary Guarantors’ estimated bad debts;
     (g) due from any obligor which has 40% or more of the total receivable amount from such obligor (x) 120 or more days past due, in the case of all receivables other than theatrical receivables or (y) six months past the date of booking, for theatrical receivables (in each case exclusive of amounts that are being disputed or contested in good faith);
     (h) for which there is bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute; provided, however, that only the amount in question shall be excluded from such receivable;
     (i) which arise from a multi-picture Distribution Agreement which allows the obligor on such receivable to exercise a right of offset or recoupment for any amount payable to or advanced by such obligor under such Distribution Agreement, against any amount payable with respect to such receivable; provided, however, that only the maximum amount which such obligor may offset or recoup shall be excluded from Eligible Receivables;
     (j) which are attributable to an item of Product or right in which the Issuer in good faith cannot warrant sufficient title to the underlying rights to justify such receivable;
     (k) in which the Collateral Agent (for the benefit of itself and the Holders) does not have a perfected Second-Priority Lien;
     (l) which are not “Eligible Receivables” pursuant to the Senior Credit Facility in effect on the Issue Date (as such Senior Credit Facility may be amended, restated, or otherwise modified from time to time in a manner which is not materially adverse when taken as a whole to the Holders in the good faith judgment of the Issuer as certified to the Trustee in an Officers’ Certificate);
     (m) which relate to an item of Product or right as to which the Collateral Agent has not received a perfected Lien to the extent required by this Indenture from a laboratory holding physical elements sufficient to fully exploit the rights held by the Issuer and the Guarantors in such item of Product;
     (n) which may be subject to repayment to the extent not earned by performance (other than performance consisting of delivery), but only to the extent of the maximum potential reduction or repayment;
     (o) which are attributable to an item of Product which has not been Completed unless the Issuer and the Guarantors are in compliance with all Credit Facility covenants applicable to the production of such item of Product, including without limitation, delivery of any required Completion Guaranty;
     (p) which are attributable to any item of Product which has not been Completed and for which a Completion Guaranty is required by any applicable Credit Facility, to the extent there is not in effect a Completion Guaranty from an Approved Completion Guarantor or to the extent that such receivable amounts exceed the amount that would be paid to the Issuer and the LGEI Subsidiary Guarantors under the related Completion Guaranty if the item of Product were abandoned as of the date of computation of the Borrowing Base (except that if a letter of credit is issued under the Senior Credit Facility in order to support the Issuer or LGEI Subsidiary Guarantor’s minimum payment obligation to acquire distribution rights in an item of Product, amounts attributable to such rights may be treated as Eligible Receivables (even though the item of Product has not yet been Completed) but only if (I) proof of Completion of the item of Product must be presented in order to draw under the letter of credit, (II) the portion of the Borrowing Base attributable to such Eligible Receivables for such item of Product does not exceed the amount of such Letter of Credit for such item of Product, and (III) such amounts otherwise meet all of the applicable criteria for inclusion as Eligible Receivables); or
     (q) which will not become due and payable until one year or more after the stated maturity date of the Notes.
          “Equity Offering” means a public offering for cash by the Issuer or Parent, as the case may be, of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than

(1) public offerings with respect to the Issuer’s or Parent’s, as the case may be, Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Excluded Assets” means (1) the Fractional Aircraft Interest, (2) interests in the Headquarters JV, (3) any equity interests owned by any of the Issuer, Parent or any other Guarantor to the extent that, and for so long as, a pledge of such equity interests would violate applicable law or an enforceable contractual obligation binding on or relating to such equity interests and (4) rights of any of the Issuer, Parent or any other Guarantor under any agreement to the extent that pursuant to the terms of such agreement, the granting of a security interest in such rights would result in a termination or right of termination of, or is otherwise prohibited under, such agreement by the other party thereto, but only to the extent such prohibition on assignment is enforceable; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.
          “Excluded Subsidiaries” means, as of the Issue Date, Subsidiaries of the Issuer that are (1) inactive with no material assets, (2) entities in which the Issuer or any of its Subsidiaries owns 50% or less of the Voting Stock, or (3) entities in which the Issuer or any of its Restricted Subsidiaries owns 50% or more of the Voting Stock, but which either (a) qualifies as an Excluded Asset or (b) for which the Issuer has made an election as of the Issue Date to treat as an Unrestricted Subsidiary and, in each case, as are set forth in Schedule 2.
          “Existing Convertible Notes” means the 2.9375% Convertible Senior Subordinated Notes due 2024 and related Guarantees issued under the Indenture dated as of October 4, 2004 among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp. and J.P. Morgan Trust Company, National Association; the 3.625% Convertible Senior Subordinated Notes due 2025 and related Guarantees issued under Indenture dated as of February 24, 2005 among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp. and J.P. Morgan Trust Company, National Association; and the 3.625% Convertible Senior Subordinated Notes Due 2025 dated as of April 27, 2009 and related Guarantees issued under the Indenture dated as of April 27, 2009 among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp. and The Bank of New York Mellon Trust Company, N.A.
          “Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer, in good faith; provided that if the fair market value exceeds $2,500,000, such determination shall be made by the Board of Directors of the Issuer in good faith (including as to the value of all non-cash consideration).
          “First-Priority Documents” means any agreement or instrument evidencing Indebtedness that constitutes a First-Priority Obligation, any guarantee of such obligations and any security document securing such obligations.
          “First-Priority Liens” means Liens on Collateral permitted to be Incurred pursuant to (a) clauses (1) and (24) of the definition of Permitted Liens and (b) clause (14) of Section 4.12, but only to the extent such Liens are senior in priority to the Second-Priority Liens.
          “First-Priority Obligations” means all Obligations in respect of Indebtedness permitted to be incurred under this Indenture which is subject to First-Priority Liens.

          “Foreign Rights Credit” shall mean with respect to each item of Product that is intended for theatrical release and for which the Issuer or an LGEI Subsidiary Guarantor holds foreign distribution rights, an amount equal to 15% of the Budgeted Negative Cost for such item of Product, or such lesser amount as the Issuer reasonably projects will be received by it on a net present value basis from foreign distribution of such item of Product (computed in good faith in a manner consistent with past practice); reduced in either case dollar-for-dollar by the amount of any advance or other payment paid, or committed to be paid (including, without limitation, any Eligible Receivables) to the Issuer or an LGEI Subsidiary Guarantor with respect to the exhibition or other exploitation of such item of product in any media outside the United States and Canada; provided, however, that no Foreign Rights Credit will be included in the Borrowing Base (A) with respect to any item of Product prior to its Completion except for items of Product (i) funded under the Special Production Tranche or (ii) for which a letter of credit is issued under the Senior Credit Facility in order to support the minimum payment obligation of the Issuer and the LGEI Subsidiary Guarantors to acquire distribution rights in such item of Product or (B) for any item of Product which was theatrically released in the United States more than 12 months prior to the date of determination.
          “Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.
          “Fractional Aircraft Interest” shall mean a fractional interest in an executive jet aircraft and/or a single purpose trust formed solely to hold such interest with an acquisition cost for such aircraft or such trust which may not exceed $10,000,000.
          “Free Television Credit” shall mean with respect to each item of Product intended for theatrical release in the United States and for which the Issuer or an LGEI Subsidiary Guarantor holds free television rights for such territory, an amount equal to (1) until 60 days after theatrical release of such item of Product, 5% of the Budgeted Negative Cost of such item of Product reduced by any amounts paid or advanced to the Issuer or an LGEI Subsidiary Guarantor with respect to such item of Product in such media, and (2) thereafter, 80% of the aggregate Remaining Ultimates with respect to the free television rights for such item of Product in the United States and Canada; provided, however, that no Free Television Credit will be included in the Borrowing Base with respect to any item of Product prior to its Completion except for items of Product (a) which are funded under the Special Production Tranche or (b) for which a letter of credit is issued under the Senior Credit Facility in order to support the minimum payment obligation of the Issuer and the LGEI Subsidiary Guarantors to acquire distribution rights in such item of Product.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that in the event the Issuer is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture.
          “Governmental Authority” means any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, Canada or any other jurisdiction.

     “Government Securities” means securities that are:
     (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.
          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit or for indemnification in the ordinary course of business.
The term “Guarantee” used as a verb has a corresponding meaning.
          “Guarantor” means each of Parent, each Parent Subsidiary Guarantor and each LGEI Subsidiary Guarantor.
          “Guarantor Pari Passu Indebtedness” means Indebtedness of a Guarantor that ranks equally in right of payment to its Notes Guarantee.
          “Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Notes Guarantee pursuant to a written agreement.
          “Headquarters JV” shall mean LGJW Colorado Partners LLC, a California limited liability company whose only members shall be the Issuer, or one of its subsidiaries, Colorado Creative Studios, LLC, a California limited liability company (the “Developer”), or one of the Developer’s subsidiaries, and any other members added with the consent of the Issuer and the Developer, which shall be formed for the sole purpose of constructing, maintaining and owning an office building to be used as the headquarters of the Issuer and its Subsidiaries.

          “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.
          “Holder” means a Person in whose name a Note is registered on the Registrar’s books.
          “Home Video Credit” shall mean with respect to each item of Product that is intended for domestic theatrical release and for which the Issuer or an LGEI Subsidiary Guarantor holds domestic home video rights, an amount equal to (A) until 60 days after theatrical release of such item of Product, 25% of the Budgeted Negative Cost of such item of Product reduced by any amounts paid or advanced to the Issuer or an LGEI Subsidiary Guarantor with respect to such item of Product in such media, and (B) thereafter, 80% of the aggregate Remaining Ultimates with respect to the home video rights for such item of Product in the United States and Canada; provided, however, that no Home Video Credit will be included in the Borrowing Base with respect to any item of Product prior to its Completion except for items of Product which are (i) funded under the Special Production Tranche or (ii) for which a letter of credit is issued in order to support the minimum payment obligation of the Issuer and the LGEI Subsidiary Guarantors to acquire distribution rights in such item of Product.
          “Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
          “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
     (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;
     (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);
     (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;
     (5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);
     (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Issuer that is not a Guarantor, any Preferred Stock;

     (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;
     (8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);
     (9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); and
     (10) to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
     (1) such Indebtedness is the obligation of a Joint Venture that is not a Restricted Subsidiary;
     (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and
     (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:
     (a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or
     (b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.
          “Indenture” means this Indenture, as amended or supplemented from time to time.
          “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Related Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

          “Initial Notes” has the meaning set forth in the recitals hereto.
          “Initial Purchasers” means J.P. Morgan Securities Inc., Wells Fargo Securities, LLC, Mitsubishi UFJ Securities (USA), Inc., Thomas Weisel Partners LLC and Piper Jaffray & Co.
          “Initial Unrestricted Subsidiary” means Babe Ruthless Productions, LLC.
          “Intercreditor Agreements” means (1) the Second Lien Intercreditor Agreement to be entered into among the Issuer, the Guarantors, the Collateral Agent, on behalf of itself and the holders of the Notes, and the agent under the Senior Credit Facility, on behalf of itself and the lenders, as the same may be amended, supplemented or otherwise modified from time to time (the “Second Lien Intercreditor Agreement”), (2) each of the intercreditor or subordination agreements set forth on Schedule 1 and (3) such other intercreditor or subordination agreements to be entered into from time to time with respect to Other Permitted Priority Indebtedness.
          “Interest Payment Date” means May 1 and November 1 of each year to stated maturity of the Notes.
          “Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
          “Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit or indemnity provision) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:
     (1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;
     (2) endorsements of negotiable instruments and documents in the ordinary course of business; and
     (3) an acquisition of assets, Capital Stock or other securities by the Issuer or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Issuer or of Parent.
     For purposes of Section 4.07,
     (1) “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets (as conclusively determined by the Board of Directors of the Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;
     (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer; and
     (3) if the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value (as conclusively determined by the Board of Directors of the Issuer in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any Rating Agency, in each case, with a stable or better outlook.
          “Issue Date” means October 21, 2009.
          “Issuer” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.
          “Joint Venture” means a joint venture or similar venture with one or more unrelated parties (whether structured as a corporation, partnership, limited liability company or other entity) in which the Issuer or any of its Restricted Subsidiaries own Capital Stock and which is formed and operated to conduct a Related Business.
          “LGEI Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Notes Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Notes Guarantee in accordance with this Indenture after the Issue Date); provided that upon release or discharge of such Restricted Subsidiary from its Notes Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be an LGEI Subsidiary Guarantor.
          “LGF” means Lions Gate Films Inc. and its successors.
          “LGFF Slate Transaction” means the transactions involving the entity LG Film Finance I, LLC or any successor thereof (“FilmCo”), pursuant to which, among other things, (1) LGEI and Pride Pictures LLC (“FundCo”) acquired membership interests in FilmCo pursuant to that certain Limited Liability Company Agreement for LG Film Finance I, LLC dated as of May 25, 2007, (2) FilmCo acquired (or will acquire) from LGF ownership of items of Product pursuant to that certain Master Covered Picture Purchase Agreement dated as of May 25, 2007, and (3) FilmCo, HSBC (as collateral agent for certain FundCo noteholders) and Administrative Agent entered into that certain Intercreditor and Subordination Agreement dated as of May 25, 2007.
          “Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
          “MQP” means MQP, LLC and its successors.
          “Negative Pick-up Obligation” means, with respect to any item of Product produced by a third party, a commitment to pay a certain sum of money or other Investment made by the Issuer or Restricted Subsidiary in order to obtain ownership or distribution rights in such item of Product, but which does not require any payment unless or until the requirements of clause (1) of the definition of Completion have been satisfied. Negative Pick-up Obligation includes both “traditional” negative pickup arrangements and indirect structures.
          “Net Available Cash” from an Asset Sale means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:
     (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;
     (2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;
     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and
     (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale.
          “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements); provided that the cash proceeds of an Equity Offering by Parent shall not be deemed Net Cash Proceeds, except to the extent such cash proceeds are contributed to the Issuer.
          “Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not an LGEI Subsidiary Guarantor.

          “Non-Recourse Debt” means Indebtedness of a Person:
     (1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);
     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and
     (3) the explicit terms of which provide there is no recourse against any of the assets of Parent, the Issuer or the Restricted Subsidiaries.
          “Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.
          “Notes Guarantee” means, individually, any Guarantee of (1) the Issuer’s Obligations under this Indenture by Parent or any other Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto and (2) Parent’s Obligations under its Notes Guarantee by any Parent Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, the Notes Guarantees.
          “Obligations” means, with respect to any Indebtedness, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.
          “Offering Memorandum” means the offering memorandum, dated October 16, 2009, relating to the sale of the Initial Notes.
          “Offer to Purchase” means an Asset Sale Offer or a Change of Control Offer.
          “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer. Officer of any Guarantor has a correlative meaning.
          “Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Issuer.
          “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

          “Other Domestic Receivables” means those receivables or other rights to receive payments that meet all of the requirements of an “Eligible Receivable” other than that the obligor is not an Acceptable Obligor; provided that such obligor has both its principal place of business and jurisdiction of incorporation or formation located within the United States or Canada.
          “Other Foreign Receivables” means those receivables or other rights to receive payments that meet all of the requirements of an “Eligible Receivable” other than that the obligor is not an Acceptable Obligor; provided that such obligor has either its principal place of business or jurisdiction of incorporation or formation located outside the United States or Canada.
          “Other Permitted Priority Indebtedness” means Indebtedness under any of the following:
     (1) Loan and Security Agreement by and between Baster Productions, LLC and Union Bank, N.A., dated as of March 25, 2009;
     (2) Loan, Participation and Security Agreements between New Mexico State Investment Council and Burrowers Productions, Inc., dated December 5, 2007;
     (3) Loan, Participation and Security Agreements between New Mexico State Investment Council and Crash Television Productions, Inc., dated February 28, 2009;
     (4) Accommodation Security Agreement by and between Debmar/Mercury, LLC, on the one hand, and First California Bank and Citibank, N.A., on the other hand, dated as of March 31, 2009;
     (5) Accommodation Security Agreement by and between Debmar/Mercury, LLC, on the one hand and Bank Leumi as successor in interest to ICB Entertainment Finance, on the other hand, dated as of September 29, 2006;
     (6) Accommodation Security Agreement by and between Debmar/Mercury, LLC, on the one hand and Union Bank, N.A. on the other hand, dated as of September 29, 2009;
     (7) Loan Agreement by and between Pennsylvania Regional Center LP I, Lions Gate Pennsylvania, Inc., Verdict Productions Inc. and Cupid Productions Inc., dated April 10, 2008, as amended August 28, 2009;
     (8) Loan and Security Agreement by and among SS3 Productions, Inc., Union Bank, N.A., as Administrative Agent and Lender, and City National Bank as Lender, dated as of March 25, 2009;
     (9) Loan, Participation and Security Agreements between New Mexico State Investment Council and Wildfire 2 Productions Inc., dated March 27, 2006;
     (10) Loan, Participation and Security Agreements between New Mexico State Investment Council and Wildfire 3 Productions Inc., dated September 15, 2006;
     (11) Loan, Participation and Security Agreements between New Mexico State Investment Council and Wildfire 4 Productions Inc., dated March 16, 2007;
     (12) Credit, Security, Guaranty and Pledge Agreement, dated as of October 6, 2009 among Lions Gate Mandate Financing Vehicle Inc. and the borrowers referred to therein and the guarantors referred to therein and the lenders referred to therein and JPMorgan Chase Bank, N.A. as Administrative Agent and as Issuing Bank and Union Bank, N.A. as Co-Administrative Agent,

Syndication Agent and Joint Lead Arranger and Wells Fargo Bank, National Association as Documentation Agent; and
     (13) Indebtedness described under clauses (12), (17) and (19) under Section 4.09(b).
          “Parent” has the meaning set forth in the preamble hereto.
          “Parent Subsidiary Guarantor” means each Subsidiary of Parent (other than the LGEI Subsidiary Guarantors) in existence on the Issue Date that provides a Notes Guarantee on the Issue Date (and any other Subsidiary of Parent (other than the LGEI Subsidiary Guarantors) that provides a Notes Guarantee in accordance with this Indenture after the Issue Date); provided that upon release or discharge of such Subsidiary from its Notes Guarantee in accordance with this Indenture, such Subsidiary ceases to be a Parent Subsidiary Guarantor.
          “Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes (without giving effect to Collateral arrangements).
          “Pay Television Credit” shall mean, with respect to each item of Product that is intended for domestic theatrical release and for which the Issuer or an LGEI Subsidiary Guarantor holds domestic pay television rights, an amount equal to (1) until 60 days after theatrical release of such item of Product, 5% of the Budgeted Negative Cost of such item of Product reduced by any amounts paid or advanced to the Issuer or an LGEI Subsidiary Guarantor with respect to such item of Product in such media, and (2) thereafter, 80% of the aggregate Remaining Ultimates with respect to the pay television rights for such item of Product in the United States and Canada; provided, however, that no Pay Television Credit will be included in the Borrowing Base with respect to any item of Product prior to its Completion except for items of Product which are (a) funded under the Special Production Tranche or (b) for which a letter of credit is issued under the Senior Credit Facility in order to support the minimum payment obligation of the Issuer and the LGEI Subsidiary Guarantors to acquire distribution rights in such item of Product.
          “Permitted Exceptions” means any Lien permitted to be Incurred pursuant to Section 4.12(1) and, to the extent permitted by operation of law, Liens permitted to be Incurred pursuant to clauses (2), (3), (19), (21), (23) and (24) of the definition of Permitted Liens.
          “Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:
     (1) a Restricted Subsidiary;
     (2) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Related Business if as a result of such Investment:
     (A) such Person becomes a Restricted Subsidiary; or
     (B) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into Parent, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
     (3) cash and Cash Equivalents;

     (4) receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Parent, the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;
     (5) payroll, travel, services (e.g., shared services arrangements) to the extent permitted by Section 4.11(b)(8) and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (6) loans or advances to employees, Officers or directors of Parent, the Issuer or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $5,000,000 with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan); provided, however, that the Issuer and its Subsidiaries shall comply in all material respects with the applicable provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances as if the Issuer had filed a registration statement with the SEC;
     (7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:
     (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or
     (B) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (8) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 or any other disposition of assets not constituting an Asset Sale;
     (9) Investments in existence on the Issue Date;
     (10) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;
     (11) Guarantees and other Investments issued in accordance with Section 4.09 relating to Negative Pick-up Obligations, minimum guarantees to acquire items of Product or interests therein or similar activities, in each case in the ordinary course of business;
     (12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Issuer and its Restricted Subsidiaries in connection with such plans;
     (13) as part of the Special Production Tranche;
     (14) with respect to the purchase price and/or construction costs expended by the Issuer and LGEI Subsidiary Guarantors for Issuer’s headquarters or any other real property of the

Issuer and LGEI Subsidiary Guarantors, the portion of such purchase prices in excess of any mortgage related to such purchase price;
     (15) Investment in the Headquarters JV not to exceed $40,000,000 (exclusive of any permitted guarantee);
     (16) Investments in Joint Ventures which Joint Ventures are in existence on the Issue Date, in an amount , since the Issue Date, not to exceed the sum of (a) the amounts contractually required to be Invested in such Joint Ventures in accordance with the terms of the related agreements as in existence on the Issue Date, such amount not to exceed $15,000,000 in the aggregate, (b) an additional $55,000,000 that may only be used for contributions to EPIX and (c) an additional aggregate of $17,500,000 that may be used for contributions to FEARNet or Tigergate. For the avoidance of doubt, the amount in clauses (b) and (c) shall be in addition to amounts that the Issuer or its Restricted Subsidiaries are contractually required to Invest in EPIX, FEARNet or Tigergate, as the case may be, and amounts contributed to EPIX, FEARNet or Tigergate, as the case may be, as contractually required shall not diminish such amounts;
     (17) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, customers or other debtors or in settlement of delinquent obligations arising in the ordinary course of business;
     (18) nominal Investments in Special Purpose Producers;
     (19) Investments in and Guarantees of obligations of the Issuer, any Restricted Subsidiary (including without limitation SlateCo and Mandate Pictures LLC), or any of their respective direct or indirect subsidiaries or joint ventures in connection with co-productions, co-ventures or co-financing arrangements, related to the production, distribution and/or acquisition of Product, item of Product or interest therein, in each case in the ordinary course of business consistent with past practice;
     (20) loans made by MQP to Services Companies in connection with any tax credits pursuant to the SGF Co-Financing Arrangement;
     (21) loans made by the Issuer to NextPoint, Inc. in an amount at any time no greater than $12,500,000 outstanding at any time;
     (22) any acquisition or production of Product in the ordinary course of business, to the extent such action would be considered an Investment; and
     (23) other Investments by the Issuer or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (23), in an aggregate amount at the time of such Investment not to exceed an amount outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value) equal to 25% of the Eligible Library Amount at the time of such Investment;
provided, however, that at the time of and after giving effect to any Permitted Investment permitted under clause (21), no Default shall have occurred or be continuing or would occur as a consequence thereof; and provided, further, however, that if a Default has occurred and is continuing, no Investments under clauses (18), (19), (20) or (22) shall be Permitted Investments except for such Investments made with respect to an existing Product or item of Product or made with respect to a Product or item of Product as to which a funding or investment commitment has been made by or on behalf of the Issuer or any of its Restricted Subsidiaries, in each case prior to the occurrence of such Default.

          “Permitted Liens” means, with respect to any Person:
     (1) Liens securing Indebtedness and other obligations under the Senior Credit Facility and related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Parent or Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Issuer under the Senior Credit Facility, in each case, permitted to be Incurred under this Indenture pursuant to (a) Section 4.09(b)(1) or (b) in the case of up to $60,000,000 of additional Secured Funded Indebtedness not covered by Section 4.09(b)(1), Section 4.09(a)(1);
     (2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
     (3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;
     (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;
     (5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
     (6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;
     (8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;
     (9) Liens arising out of attachments, judgments (to the extent not resulting in an Event of Default) or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP;

     (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:
     (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and
     (b) such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
     (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:
     (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board; and
     (b) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;
     (12) Liens arising from Uniform Commercial Code or PPSA financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;
     (13) Liens existing on the Issue Date (other than Liens permitted under clause (1));
     (14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Issuer or any Restricted Subsidiary;
     (15) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, plan of arrangement or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;
     (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or a Wholly-Owned Subsidiary;
     (17) Liens securing the Notes (and any Additional Notes issued pursuant to, and in accordance with, the terms of this Indenture) and Notes Guarantees or any obligations owing to the Trustee or the Collateral Agent under this Indenture, the Collateral Documents or the Intercreditor Agreement;

     (18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition, provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder and (b) any such Lien is no less favorable to the holders of the Notes and is no more favorable to the lienholder with respect to such Lien than the Lien in respect of the Indebtedness being refinanced;
     (19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;
     (20) Liens in favor of the Issuer or any Restricted Subsidiary;
     (21) Liens to secure payment and performance obligations of the Issuer and LGEI Subsidiary Guarantors in connection with a revenue participation purchase agreement or similar arrangement for third-party investments in Product produced, acquired or distributed by the Issuer and such LGEI Subsidiary Guarantors in the ordinary course of business consistent with past practice;
     (22) Liens under industrial revenue, municipal or similar bonds;
     (23) Liens to secure Negative Pick-up Obligations and direct or indirect guarantees (including minimum guarantees) related to the acquisition, production or distribution of items of Product in the ordinary course of business to the extent such Lien is limited solely to such item of Product related to such Negative Pick-up Obligation or guarantee;
     (24) Liens to secure Other Permitted Priority Indebtedness to the extent such Lien is limited solely to such item of Product relating to such Other Permitted Priority Indebtedness; and
     (25) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $20,000,000.
          “Permitted Slate Financing” means a debt financing transaction which the Issuer and/or the Restricted Subsidiaries may at their option consummate and which satisfies all of the following criteria: (1) the borrower or issuer in such transaction (“SlateCo”) will be a new corporation or limited liability company formed solely for the purpose of the Permitted Slate Financing; (2) SlateCo will not engage in any business other than producing or acquiring Product to be distributed directly or indirectly by the Issuer or one or more Restricted Subsidiaries; (3) SlateCo will be a direct or indirect wholly-owned subsidiary of the Issuer and will become a Guarantor of the Notes, provided, however, that the obligations of SlateCo as a Guarantor of the Notes and the related security interests in favor of the Collateral Agent shall be subordinated to the rights, claims and security interests of the providers of the Permitted Slate Financing and subject to an Intercreditor Agreement with terms that are no less favorable, taken as a whole, to the Holders than the applicable Intercreditor Agreement in effect on the Issue Date; (4) the Investment by the Issuer and/or the Restricted Subsidiaries in SlateCo and the Permitted Slate Financing shall be limited to the use of up to $150,000,000 face amount of receivables due or to become due from certain Acceptable Obligors, which may be made in the form of a capital contribution to SlateCo or the grant of a security interest in such receivables to the lenders to SlateCo or otherwise; and (5) all indebtedness incurred by SlateCo will be expressly non-recourse to Parent, the Issuer or any Restricted Subsidiary except (a) for the assignment of SlateCo’s rights under the Distribution Agreement(s) to be entered into with the Issuer or one or more Restricted Subsidiary or (b) unsecured Guarantees Incurred in accordance with Section 4.09, other than clause (b)(13) thereof.
          “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, unlimited liability company, government or any agency or political subdivision thereof or any other entity.
          “Pledge & Security Agreement” means the Pledge & Security Agreement dated as of October 21, 2009, among the Issuer, the Guarantors, the Trustee and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.
          “PPSA” means the Personal Property Security Act, R.S.O. 1990 c.P.10 as heretofore and hereafter amended and in effect in the Province of Ontario, or, where the context requires, the legislation of the other provinces of Canada relating to security in personal property generally, including accounts receivable, as adopted by and in effect from time to time in such provinces or territories in Canada, as applicable.
          “Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.
          “Product” means any motion picture, live event, film, music or video tape or other audio-visual work or episode thereof produced for theatrical, non-theatrical or television release or for release in any other medium, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which the Issuer or any of its Restricted Subsidiaries (1) is the copyright owner or (2) acquires an equity interest or distribution rights or interest therein. The term “item of Product” shall include, without limitation, the scenario, screenplay or script upon which such item of Product is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of the Issuer and the Restricted Subsidiaries, and all rights therein and thereto, of every kind and character.
          “Production Exposure” for an Uncompleted item of Product means (1) with respect to any item of Product for which the Issuer or a Restricted Subsidiary has direct production responsibility, the Budgeted Negative Cost for such item of Product (net of amounts being cash-flowed as and when needed by a third party unrelated to the Issuer or Restricted Subsidiary pursuant to customary contractual arrangements consistent with the Issuer’s past practice, and (2) with respect to all other Product, the acquisition price paid or to be paid by the Issuer or Restricted Subsidiary for such item of Product or any rights therein, including without limitation, the amount of any related Program Acquisition Guarantee, Negative Pick-up Obligations or co-financing obligation.
          “Program Acquisition Guarantees” means any commitment of the Issuer or any Restricted Subsidiary to a producer or owner of Product in conjunction with the acquisition of Product or distribution rights in Product by the Issuer or such Restricted Subsidiary to the effect that (1) the gross revenues to be generated in the future from the exploitation of such Product or the net revenues to be received by such producer or owner from the exploitation of such Product will equal or exceed an amount specified in the acquisition agreement related to such Product or (2) otherwise requires payment by the Issuer or Restricted Subsidiary of a minimum amount specified in the acquisition agreement related to such Product regardless of actual performance of such Product.
          “Rating Agencies” means each of S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.
          “Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.
          “Record Date” for the interest payable on any applicable Interest Payment Date means April 15 or October 15 (whether or not a Business Day) next preceding such Interest Payment Date.
          “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of the Issuer or any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:
     (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;
     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;
     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);
     (4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Notes Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Notes Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and
     (5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Issuer or a Guarantor.
          “Related Business” means (1) the development, production, distribution or acquisition of intellectual properties including feature films, live event, television, interactive media, music and video product and/or rights therein or thereto, (2) operation of physical production facilities, (3) acquisition and operation of television channels and internet distribution platforms and (4) any business which is related, ancillary or complementary to any of the foregoing activities.

          “Remaining Ultimates” shall mean with respect to any theatrical motion picture (on a Product by Product basis), the first cycle amounts which are projected by the Issuer to become payable to the Issuer and the Guarantors as determined by the Issuer from time to time in good faith in accordance with this paragraph. The Remaining Ultimates shall be calculated initially on the date which is 60 days after the general theatrical release in the United States of any such item of Product and thereafter, as of the last Business Day of each calendar month, on or before the last Business Day of the following calendar month. The computation of the Remaining Ultimates will be (1) computed in a manner consistent with ultimates prepared by the Issuer for accounting purposes, (2) based, to the extent available, upon any supporting written material delivered to the Issuer under the relevant Distribution Agreement which will indicate the remaining uncollected amounts payable to the Issuer, (3) present valued at the rate used by the Issuer for accounting purposes, (4) after deduction for all distribution fees and other remaining amounts deductible or which may be offset by a distributor or licensee from its obligation to make payments to the Issuer and any other remaining cost or expense incurred by the Issuer and the Guarantors for the distribution or other exploitation of such item of Product, (5) reduced by all Eligible Receivables and Other Domestic Receivables with respect to such Product, territory and media which are otherwise included in the Borrowing Base, and (6) shall not include any amounts in which the Collateral Agent (for the benefit of itself and the Holders) does not have a perfected Second-Priority Lien under the Uniform Commercial Code or other relevant personal property regime and applicable copyright law.
          “Replication Advances” means advances incurred pursuant to dvd replication, tape duplication or film processing transactions which require repayment if certain volume commitments are not fulfilled, provided that repayment of such advances (1) may not be accelerated or be required to be paid on demand unless such repayment obligation is completely unsecured, (2) do not require cash payments of interest and (3) are on terms at least as favorable as the Issuer’s or Restricted Subsidiary’s current replication deals; provided that, the granting of a Lien in respect of the related assets, which is junior in right to the Lien on such assets which secures the Notes, to secure any such Replication Advances will not be considered to be less favorable to the Issuer.
          “Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
          “Restricted Investment” means any Investment other than a Permitted Investment.
          “Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
          “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such property to a Person (other than the Issuer or any of its Restricted Subsidiaries) and the Issuer or a Restricted Subsidiary leases it from such Person.
          “SEC” means the U.S. Securities and Exchange Commission, from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this Indenture such SEC is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

          “Second-Priority Liens” means all Liens on Collateral securing (1) the Obligations of the Issuer and the Guarantors under the Notes, the Notes Guarantees and this Indenture, and (2) any other Secured Funded Indebtedness which is secured by a Lien with a priority that is pari passu with the Liens on Collateral securing the Obligations referred to in clause (1), in each case, after giving effect to First-Priority Liens and certain Permitted Exceptions.
          “Secured Funded Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by a Lien on any asset of the Issuer or any Restricted Subsidiary (excluding Liens that are junior in priority to the Liens securing the Notes and the Notes Guarantees and excluding Permitted Liens other than (a) Permitted Liens described in clause (1) or (17) of the definition thereof and (b) Permitted Liens with respect to any permitted Refinancing Indebtedness with respect to Indebtedness secured by Liens described in clause (a)).
          “Secured Leverage Ratio,” as of any date of determination, means the ratio of:
     (1) the Borrowing Base of the Issuer and the LGEI Subsidiary Guarantors as of such date, to
     (2) the total outstanding Secured Funded Indebtedness as of such date, provided that, solely for purpose of calculation of the Secured Leverage Ratio, the Secured Funded Indebtedness outstanding under the Senior Credit Facility shall be deemed to be (a) solely in the case of determination of the Secured Leverage Ratio for the purpose of clause (B) under Section 4.07(a), the greater of $150,000,000 and the aggregate amount drawn or borrowed under the Senior Credit Facility after giving effect on a pro forma basis, to such Restricted Payment, and (b) otherwise, the total commitment (whether used or not) under the Senior Credit Facility. For the avoidance of doubt, the amount of the total commitments under the Senior Credit Facility as of the Issue Date is $340,000,000.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Senior Credit Facility” means the Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement, as amended as of the Issue Date thereto, among the Issuer, Lions Gate UK Limited and Lions Gate Australia Pty Limited, as borrowers, the guarantors referred to therein, JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, and Wachovia Bank, N.A., as syndication agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with Section 4.09; provided that the Senior Credit Facility shall not (1) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (2) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness.
          “Services Company” means a corporation (which may or may not be a subsidiary of the Issuer) having a permanent establishment in Quebec which provides production services pursuant to a production services agreement between MQP and such Services Company.
          “SGF” means SGF Entertainment Inc., a subsidiary of the Société Générale Financement du Québec.

          “SGF Co-Financing Arrangement” means the co-financing arrangement by and among MQP, Parent and SGF, as embodied in written agreements as in effect at the Issue Date, pursuant to which, among other things, (1) MQP agreed to sell revenue participation interests in certain motion pictures and television productions to SGF pursuant to that certain Revenue Participation Purchase Agreement among MQP, SGF, LGF and Lions Gate Television Inc. (“LGT”) dated as of July 25, 2007, (2) MQP licensed certain motion pictures to LGF pursuant to that certain Master Distribution Agreement (Film Productions) between MQP and LGF, dated as of July 25, 2007 and (3) MQP agreed to license certain television productions to LGT pursuant to that certain Master Distribution Agreement (Television Productions) between MQP and LGF, dated as of July 25, 2007.
          “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Parent or the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
          “Special Production Tranche” shall have the meaning assigned to it in the Senior Credit Facility in effect on the Issue Date (as such Senior Credit Facility may be amended, restated, or otherwise modified from time to time in a manner which is not materially adverse when taken as a whole to the Holders in the good faith judgment of the Issuer as certified to the Trustee in an Officers’ Certificate).
          “Special Purpose Joint Venture” means a special purpose joint venture or similar venture with one or more unrelated parties (whether structured as a corporation, partnership, limited liability company or other entity) in which a Guarantor owns Capital Stock, which is in existence on the Issue Date and was formed and is operated to conduct a Related Business and which a Guarantor owns the right to acquire Capital Stock sufficient to make such joint venture or similar venture a Subsidiary.
          “Special Purpose Producer” means a special purpose corporation or limited liability company formed solely for the purpose of producing a particular theatrical motion picture, television series or direct to home video Product which, in each case, will be purchased or distributed by the Issuer or any of its Restricted Subsidiaries.
          “Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
          “Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement. For the avoidance of doubt, such determination will be made without reference to the presence or absence of security in respect of any such Indebtedness.
          “Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company, unlimited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture, limited liability company, unlimited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Issuer.

          “Tax Distributions” means any distributions described in Section 4.07(b)(10)(A).
          “Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.
          “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 1, 2013; provided, however, that if the period from the redemption date to November 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
          “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).
          “Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
          “Uncompleted” means not Completed.
          “Unrestricted Subsidiary” means:
     (1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and
     (2) any Subsidiary of an Unrestricted Subsidiary.
          The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
     (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;
     (2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;
     (3) such designation and the Investment of the Issuer in such Subsidiary complies with Section 4.07;

     (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Issuer and its Subsidiaries;
     (5) such Subsidiary is a Person with respect to which neither the Issuer nor any of the Restricted Subsidiaries has any direct or indirect obligation:
     (a) to subscribe for additional Capital Stock of such Person; or
     (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary with terms substantially less favorable to the Issuer than those that might have been obtained from Persons who are not Affiliates of the Issuer.
          Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.
          The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Issuer could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a)(2) on a pro forma basis taking into account such designation.
          For the avoidance of doubt, the Issuer shall be permitted to designate any Subsidiary a Restricted Subsidiary or Unrestricted Subsidiary, in each case, in accordance with the terms of this Indenture, notwithstanding the designation of such Subsidiary under the Senior Credit Facility or any other agreement.
          Notwithstanding the foregoing, as of the Issue Date, the Initial Unrestricted Subsidiary and each of the Excluded Subsidiaries shall be Unrestricted Subsidiaries.
          “U.S.” means the United States of America.
          “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.
          “Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or another Wholly-Owned Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.01(c)
“Affiliate Transaction”	4.11(a)
“Agent Members”	2.1(c) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Sale Offer”	4.10(b)
“Asset Sale Offer Amount”	3.09(b)
“Asset Sale Offer Period”	3.09(b)
“Asset Sale Purchase Date”	3.09(b)
“Authentication Order”	2.02
“Automatic Exchange Date”	2.3(d) of Appendix A
“Automatic Exchange Notice”	2.3(d) of Appendix A
“Automatic Exchange”	2.3(d) of Appendix A
“Blockage Notice”	10.03
“Change of Control Offer”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Change of Control Payment”	4.14(a)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“Definitive Notes Legend”	2.3(f) of Appendix A
“Distribution Compliance Period”	1.1(a) of Appendix A
“DTC”	2.03
“Euroclear”	1.1(a) of Appendix A
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(b)
“Expiration Date”	1.05(j)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.3(f) of Appendix A
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“Legal Defeasance”	8.02(a)
“Non-Payment Default”	10.03(b)
“Note Register”	2.03
“OID Notes Legend”	2.3(f) of Appendix A
“Paying Agent”	2.03
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	1.1(a) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Reinstatement Date”	4.20(b)
“Relevant Taxing Authority”	4.01(c)
“Restricted Global Note”	2.3(b) of Appendix A
“Restricted Notes Legend”	2.3(f) of Appendix A

Term	Defined in Section
“Restricted Payments”	4.07(a)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	1.1(a) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Rule 501”	1.1(a) of Appendix A
“Rule 904”	1.1(a) of Appendix A
“Successor Company”	5.01(a)
“Successor Guarantor”	5.01(c)
“Suspended Covenants”	4.20(a)
“Suspension Period”	4.20(b)
“Unrestricted Global Note”	1.1(a) of Appendix A
Section 1.03 Rules of Construction.
     Unless the context otherwise requires:
     (1) a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein, and a term used herein that is defined in the Trust Indenture Act, either directly or by reference therein, shall have the meaning assigned to it therein;
     (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (3) “or” is not exclusive;
     (4) words in the singular include the plural, and words in the plural include the singular;
     (5) provisions apply to successive events and transactions;
     (6) unless the context otherwise requires, any reference to an “Article,” “Section,” “clause,” “Schedule or “Exhibit” refers to an Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;
     (7) the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;
     (8) “including” means including without limitation;
     (9) references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
     (10) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and

     (11) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Issuer may classify such transaction as it, in its sole discretion, determines.
Section 1.04 Incorporation by Reference of Trust Indenture Act.
          Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.
          The following Trust Indenture Act terms used in this Indenture have the following meanings:
     “indenture securities” means the Notes;
     “indenture security holder” means a Holder of a Note;
     “indenture to be qualified” means this Indenture;
     “indenture trustee” or “institutional trustee” means the Trustee; and
     “obligor” on the Notes and the Notes Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Notes Guarantees, respectively.
          All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.
Section 1.05 Acts of Holders.
          (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Issuer and the Guarantors, if made in the manner provided in this Section 1.05.
          (b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
          (c) The ownership of Notes shall be proved by the Note Register.
          (d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every

Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Collateral Agent, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.
          (e) The Issuer may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on any action authorized or permitted to be taken by Holders; provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 20 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 14.02.
          (f) The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any Notice of Default, (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to institute proceedings referred to in Section 6.06(b). If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer and to each Holder in the manner set forth in Section 14.02.
          (g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.
          (h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary, that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

          (i) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the Holders on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.
          (j) With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record dates may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 14.02, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 120th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).
ARTICLE 2
THE NOTES
Section 2.01 Form and Dating; Terms.
          (a) Provisions relating to the Initial Notes and Additional Notes are set forth in Appendix A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The (1) Initial Notes and the Trustee’s certificate of authentication and (2) any Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
          (b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
          The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
          The Notes shall be subject to repurchase by the Issuer at the option of the Holders pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.
          Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue price and first Interest Payment Date) as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.
Section 2.02 Execution and Authentication.
          (a) At least one Officer shall execute the Notes on behalf of the Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
          (b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
          (c) On the Issue Date, the Trustee shall, upon receipt of a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.
          (d) The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.
Section 2.03 Registrar and Paying Agent.
          (a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.
          (b) The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.
Section 2.04 Paying Agent to Hold Money in Trust.
          The Issuer shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal of and premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of and premium, if any, interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05 Holder Lists.
          The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).
Section 2.06 Transfer and Exchange.
          (a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.
          (b) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.
          (c) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).
          (d) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
          (e) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
          (f) Neither the Issuer or the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (3) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

          (g) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.
          (h) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
          (i) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.
          (j) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.
Section 2.07 Replacement Notes.
          If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08 Outstanding Notes.
          (a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided that Notes held by the Issuer or a Subsidiary of Parent or of the Issuer will not be deemed to be outstanding for purposes of Section 3.07(b).
          (b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.
          (c) If the principal amount of any Note is considered paid under Section 4.01, from and after such date it ceases to be outstanding and interest on it ceases to accrue.

          (d) If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09 Treasury Notes.
          In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.
Section 2.10 Temporary Notes.
          Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.
Section 2.11 Cancellation.
          The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall, upon the written request of the Issuer, be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12 Defaulted Interest.
          (a) If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 10 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail, or cause to be mailed to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.
          (b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.
Section 2.13 CUSIP and ISIN Numbers
          The Issuer in issuing the Notes may use CUSIP and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and/or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange of Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.
ARTICLE 3
REDEMPTION
Section 3.01 Notices to Trustee.
          If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (1) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price.
Section 3.02 Selection of Notes to Be Redeemed or Purchased.
          (a) If less than all of the Notes are to be so redeemed pursuant to Section 3.07 or purchased in an Offer to Purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (2) if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, and in accordance with the procedures of the Depositary in the case of Global Notes. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.
          (b) The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
          (c) After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same Indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).
Section 3.03 Notice of Redemption.
          (a) Subject to Section 3.09, the Issuer shall mail, or cause to be mailed notices of redemption of Notes at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 13. Except as set forth in Section 3.07(b) and (f), notices of redemption may not be conditional.
          (b) The notice shall identify the Notes to be redeemed and shall state:
     (1) the redemption date;
     (2) the redemption price, including the portion thereof representing any accrued and unpaid interest;
     (3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;
     (4) the name and address of the Paying Agent;
     (5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (6) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;
     (7) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
     (8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and
     (9) if in connection with a redemption pursuant to Section 3.07(b) or (f) if applicable, any condition to such redemption.
          (c) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.
          Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.07(b) or (f)). The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Section 3.05 Deposit of Redemption or Purchase Price.
          (a) Prior to 11:00 a.m. (New York City time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Paying Agent shall promptly mail to each Holder (and, in the case of an Asset Sale Offer, if applicable, to holders of Pari Passu Indebtedness) to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.
          (b) If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, to the redemption or purchase date shall be paid on the relevant Interest Payment Date to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.
Section 3.06 Notes Redeemed or Purchased in Part.
          Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.
Section 3.07 Optional Redemption.
          (a) At any time prior to November 1, 2013, the Issuer may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the Depositary, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
          (b) Prior to November 1, 2012, the Issuer may on any one or more occasions redeem up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings by the Issuer, or with the Net Cash Proceeds of one or more Equity Offerings by Parent that are contributed to the Issuer as common equity capital, at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that (1) at least 65% of the sum of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after the occurrence of each such redemption; and (2) such redemption occurs within 60 days of the date of closing of each such Equity Offering. Any notice of redemption upon any Equity Offering may be given prior to the completion of such Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.
          (c) Except pursuant to clause (a) or (b) of this Section 3.07, the Notes shall not be redeemable at the Issuer’s option prior to November 1, 2013.
          (d) On and after November 1, 2013, the Issuer may redeem all, or from time to time, a part of the Notes upon notice pursuant to Section 3.03 at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2013	105.125%
2014	102.563%
2015 and thereafter	100.000%
          (e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.
          (f) Any redemption or notice, may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.
Section 3.08 Mandatory Redemption.
          The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.09 Offers to Repurchase by Application of Excess Proceeds.
          (a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Asset Sale Offer, the Issuer shall follow the procedures specified below.
          (b) The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Issuer will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to Section 4.10 (the “Asset Sale Offer Amount”), or, if less than the Asset Sale Offer Amount of Notes (and if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
          (c) If the Asset Sale Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Asset Sale Purchase Date, will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.
          (d) Upon the commencement of an Asset Sale Offer, the Issuer will mail (or otherwise communicate in accordance with the procedures of DTC) a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and, if required, all holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
     (1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;
     (2) the Asset Sale Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Sale Purchase Date;
     (3) that any Note not properly tendered or accepted for payment shall continue to accrue interest;
     (4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Asset Sale Purchase Date;
     (5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in amounts of $2,000 and larger integral multiples of $1,000 in excess thereof only;
     (6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Asset Sale Purchase Date;
     (7) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than one Business Day prior to the expiration of the Asset Sale Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Sale Offer Amount, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof, shall be purchased); and
     (9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.
          (e) On or before the Asset Sale Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes and Pari Passu Indebtedness or portions thereof so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Issuer will deliver or cause to be delivered to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. In addition, the Issuer will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness.
          (f) The Issuer or the Paying Agent, as the case may be, will promptly, but in any case not later than five Business Days after termination of the Asset Sale Offer Period, mail or deliver to each tendering Holder of the Notes or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such Holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Issuer will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer no later than the next Business Day after the Asset Sale Purchase Date.
          Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.
ARTICLE 4
COVENANTS
Section 4.01 Payment of Notes; Additional Amounts.
          (a) The Issuer shall pay or cause to be paid the principal of and premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any,

and interest shall be considered paid on the date due if the Paying Agent, if other than one of the Issuer or a Subsidiary of Parent or the Issuer, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
          (b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
          (c) All payments made by Parent and each Parent Subsidiary Guarantor pursuant to its Notes Guarantee will be made without withholding or deduction for any taxes imposed by any Canadian taxing authority (a “Relevant Taxing Authority”), unless required by law or the interpretation or administration thereof by such Relevant Taxing Authority. If any of Parent or any Parent Subsidiary Guarantor is obligated to withhold or deduct any amount on account of taxes imposed by any Canadian taxing authority from any payment made with respect to the Notes, such Parent or such Parent Subsidiary Guarantor shall:
     (1) make such withholding or deduction;
     (2) remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;
     (3) pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such taxes had not been withheld or deducted;
     (4) furnish to the Trustee for the benefit of the Holders of Notes, within 30 days after the date of the payment of any taxes is due, an official receipt of the relevant government authorities for all amounts deducted or withheld, or if such receipts are not obtainable, other evidence of payment by the Parent or such Parent Subsidiary Guarantor of those taxes; and
     (5) at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an Officers’ Certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the Trustee may request to enable the Trustee to pay such Additional Amounts to Holders of Notes on the payment date.
Notwithstanding the foregoing, no Parent or Parent Subsidiary Guarantor will pay Additional Amounts to any Holder in respect of a beneficial owner of a Note: (i) which is subject to such taxes by reason of its carrying on business in Canada, having a permanent establishment in Canada, being organized under the laws of Canada (or a province thereof) or being an actual or deemed resident in Canada; (ii) which is subject to taxes by reason of such Holder being non-arm’s length with the Company or any Guarantor; or (iii) for or on account of any taxes imposed or withheld by reason of the failure of the Holder or beneficial owner of the Note to complete, execute and deliver to such Parent or Parent Subsidiary Guarantor any form or document to the extent applicable to such Holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to such Guarantor in order to enable such Guarantor to make payments on the Notes without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by such Guarantor.

          Any reference in this Indenture or the Notes to the payment of principal, premium, if any, interest, purchase price in connection with a purchase of Notes (including in connection with a Change of Control or Asset Sale), redemption price or any other amount payable under or with respect to any Note, will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. Parent and such Parent Subsidiary Guarantor’s obligation to make payments of Additional Amounts will survive any termination of this Indenture or the defeasance of any rights thereunder.
Section 4.02 Maintenance of Office or Agency.
          (a) The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and the Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
          (b) The Issuer may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
          (c) The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.
Section 4.03 Reports and Other Information.
          (a) Notwithstanding that Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, to the extent permitted by the Exchange Act, Parent will file with the SEC, and make available to the Trustee and through its publicly available website, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms.
          (b) In the event that Parent is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, Parent will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders through its publicly available website as if Parent were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms, which requirement may be satisfied by posting such reports, documents and information on its website within the time periods specified by this Section 4.03. Notwithstanding the foregoing, all financial statements required by this paragraph shall include consolidating financial information for Parent, the Issuer, the Guarantors (other than Parent) and Subsidiaries of the Issuer and Parent that are not Guarantors in the manner prescribed by the SEC (including Rule 3-10 under Regulation S-X) as if the Notes were registered with the SEC, provided that no consolidating cash flow information shall be required to be provided until Parent provides financial information for the fiscal period ended December 31, 2009.

          (c) If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding clause (b) shall include a reasonably detailed presentation, as determined in good faith by senior management of the Issuer, either on the face of the financial statements or in the footnotes to the financial statements and in “management’s discussion and analysis of financial condition and results of operations”, of the financial condition and results of operations of the Guarantors, the Issuer, and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.
          (d) The Issuer and the Guarantors will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this clause (d), the Issuer and the Guarantors will be deemed to have furnished the reports to the Holders as required by this clause (d) if Parent has filed such reports with the SEC via the EDGAR or any successor filing system and such reports are publicly available.
          (e) So long as any Notes are outstanding, the Issuer or Parent or any direct or indirect parent Issuer will also:
     (1) issue an “earnings” press release (consistent with past practice prior the Issue Date) each quarter relating to annual and quarterly results of operations of Parent or the Issuer;
     (2) hold a conference call each quarter (consistent with past practice prior to the Issue Date) to discuss such results of operations for the relevant reporting period; and
     (3) issue a press release (consistent with past practice prior to the Issue Date) prior to the date of each conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access such call.
Such conference call shall (a) include a reasonable question and answer period of sufficient length to allow conference call participants an opportunity to ask questions of management and for management to provide detailed responses to such questions and (b) include the Issuer’s or Parent’s chief executive officer or chief financial officer, or persons holding comparable roles, or, in the event that after reasonable efforts neither the chief executive officer nor chief financial officer is able to participate in the conference call, include as a substitute for such officer a senior member of management of the Issuer. The Issuer or Parent will post a transcript of such conference call (which shall include the question and answer period) to the Issuer’s or Parent’s publicly available website using reasonable efforts to post such transcript as soon as reasonably possible, but in no event later than five Business Days following such conference call. In the event such transcript could reasonably be deemed a free writing prospectus under the Securities Act or an offer to sell or a solicitation of an offer to buy securities of the Issuer, any of its Subsidiaries or any parent of the Issuer, then the Issuer will not be required to post such transcript to its website, and will be permitted to remove any such transcripts from such website
Section 4.04 Compliance Certificate.
          (a) The Issuer and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) shall deliver to the Trustee, within 100 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).
          (b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Restricted Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than five Business Days following the date on which the Issuer becomes aware of such Default, receives such notice or becomes aware of such action, as applicable) send to the Trustee an Officers’ Certificate specifying such event and what action the Issuer proposes to take with respect thereto.
Section 4.05 Taxes.
          The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.
Section 4.06 Stay, Extension and Usury Laws.
          The Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07 Limitation on Restricted Payments.
          (a) The Issuer will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to:
     (1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of the Issuer’s, or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) other than:
     (A) dividends or distributions by the Issuer payable solely in Capital Stock (other than Disqualified Stock) of the Issuer; or
     (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Issuer or Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

     (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (other than in exchange for Capital Stock of the Issuer (other than Disqualified Stock)), including in connection with any merger or consolidation;
     (3) make any principal payment on, or purchase, repurchase, redeem defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:
     (A) Indebtedness of the Issuer owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Issuer or any other Guarantor permitted under clause (4) of Section 4.09(b); or
     (B) the purchase, repurchase redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase redemption, defeasance or other acquisition or retirement; or
     (4) make any Restricted Investment in any Person;
(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be collectively referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:
     (A) no Default shall have occurred and be continuing (or would result therefrom);
     (B) the Issuer could Incur $1.00 of additional Secured Funded Indebtedness pursuant to Section 4.07(a)(1) of after giving effect, on a pro forma basis, to such Restricted Payment; and
     (C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (8), (9), (10) and (11) of Section 4.09(b)) would not exceed the sum of (without duplication):
          (i) 100% of Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available less 1.6 times Consolidated Applicable Interest Charge of the Issuer and its Restricted Subsidiaries for the same period; plus
          (ii) 100% of the aggregate Net Cash Proceeds received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event Net Cash Proceeds received by the Issuer from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with Section 3.07(b); plus
          (iii) the amount by which Indebtedness of the Issuer or its Restricted Subsidiaries is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date of any Indebtedness of the Issuer or its Restricted Subsidiaries for Capital Stock (other than Disqualified Stock) of the Issuer or the Parent (less the amount of any cash, or the fair market value of any other property, distributed by the Issuer upon such conversion or exchange); plus
          (iv) the amount equal to the net reduction in Restricted Investments made by the Issuer or any of the Restricted Subsidiaries in any Person resulting from:
          (A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Issuer or any Restricted Subsidiary (other than for reimbursement of tax payments); or
          (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Issuer or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Adjusted EBITDA; plus
     (v) $10,000,000.
          (b) The foregoing provisions of Section 4.07(a) will not prohibit:
     (1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any LGEI Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer or contributions to the equity capital of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 4.07(a);
     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any LGEI Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to Section 4.09 and that, in each case, constitutes Refinancing Indebtedness;
     (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Issuer or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.09 and that, in each case, constitutes Refinancing Indebtedness;
     (4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation plus accrued interest in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (B) at a purchase price not greater than 100% of the principal amount thereof plus accrued interest in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in Section 4.14 or Section 4.10, with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;
     (5) any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of an LGEI Subsidiary Guarantor from Net Available Cash to the extent permitted under Section 4.10;
     (6) dividends or distributions paid within 60 days after the date of declaration if at such date of declaration such dividends or distributions would have complied with this provision;
     (7) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Issuer, Parent or any other direct or indirect parent of the Issuer held by any existing or former employees or management of the Issuer, Parent or any Subsidiary of the Issuer or of Parent or their assigns, estates or heirs, or cash dividends distributed to Parent or any other parent of the Issuer for the purpose of consummating such purchase, redemption or other acquisition, cancellation or retirement for value, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors; provided that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, Parent and the Issuer and the Restricted Subsidiaries; and provided, further that such redemptions or repurchases pursuant to this clause (7) will not exceed $7,500,000 in the aggregate during any calendar year, although such amount in any calendar year may be increased by an amount not to exceed:
     (A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Capital Stock of any of the Issuer’s other direct or indirect parent companies, in each case to existing or former employees or members of management of the Issuer, any of its Subsidiaries, Parent or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (C)(ii) of Section 4.07(a)); plus
     (B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less
     (C) the amount of any Restricted Payments made with cash proceeds described in the clauses (A) and (B) of this clause (7)
provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (7) shall not exceed $17,500,000 in the aggregate;
     (8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer issued in accordance with the terms of this Indenture;
     (9) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;
     (10) the declaration and payment of cash dividends, distributions, loans or other transfers by the Issuer to Parent in amounts required for Parent to pay, in each case without duplication:
     (A) Canadian federal, provincial or local income taxes payable to the extent that such income taxes are directly attributable to the income of the Issuer and the Restricted Subsidiaries (rather than the income of Parent resulting from distributions of property from the Issuer or any Restricted Subsidiary) and only to the extent such taxes are not offset by applicable tax credits, tax losses or other assets; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer and its Restricted Subsidiaries to pay such taxes separately from any such parent entity;
     (B) franchise taxes and other fees required to maintain Parent’s legal existence; and
     (C) an amount not to exceed $2,500,000 in any fiscal year to permit Parent to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Parent and the Issuer;
     (11) the purchase of call options to hedge the Issuer’s or any Restricted Subsidiary’s exposure in connection with the issuance of the Existing Convertible Notes, which call options are to be settled on a net (not cash) basis; and
     (12) other Restricted Payments made in an aggregate amount (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) from the Issue Date not to exceed $25,000,000.

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (8), (11) and (12) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.
          (c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. Such determination of Fair Market Value shall be based upon an opinion or appraisal issued by an Independent Financial Advisor if such Fair Market Value is estimated in good faith by the Board of Directors of the Issuer to exceed $5,000,000. Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.
          (d) As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries, except for the Initial Unrestricted Subsidiary and the Excluded Subsidiaries (which include LionsGate Channels, Inc. and its Subsidiaries). The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except in accordance with the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.
Section 4.08 Limitation on Restrictions on Distribution from Restricted Subsidiaries.
          (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);
     (2) make any loans or advances to the Issuer or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or
     (3) sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).
          (b) The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

     (1) contractual encumbrances or restrictions pursuant to an agreement in effect on the Issue Date, including without limitation, the Collateral Documents, the Senior Credit Facility and the Existing Convertible Notes (and related documentation) in effect on such date;
     (2) this Indenture, the Notes and the Notes Guarantees;
     (3) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);
     (4) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2) or (3) of this Section 4.08(b) or this clause (4); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no less favorable in any material respect, taken as a whole, to the Holders of the Notes than the encumbrances and restrictions contained in the agreements referred to in clauses (1), (2) or (3) of this Section 4.08(b) on the Issue Date or, in the case of a Restricted Subsidiary, the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;
     (5) in the case of clause (3) of Section 4.08(a), Liens permitted to be Incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
     (6) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) on the property so acquired;
     (7) restrictions on cash or other deposits or net worth imposed by customers or by co-production, joint venture or similar parties under contracts entered into in the ordinary course of business;
     (8) any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;
     (9) any customary provisions in leases, subleases or licenses and other agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;
     (10) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;
     (11) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and
     (12) imposed by any agreement relating to Indebtedness or Investments, as applicable, permitted to be Incurred pursuant to Section 4.09 or clauses (11), (16), (19) and (22) of the definition of “Permitted Investment,” in each case, if such restrictions or conditions apply only to the property or assets securing such Indebtedness or Investments and/or only to the Restricted Subsidiary incurring such Indebtedness or Investments or its Subsidiaries.
Section 4.09 Limitation on Indebtedness.
          (a) (1) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Secured Funded Indebtedness (including Acquired Indebtedness that constitutes Secured Funded Indebtedness); provided, however, that the Issuer and the LGEI Subsidiary Guarantors may Incur Secured Funded Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:
     (A) the Secured Leverage Ratio is at least 2.00 to 1.00 and the Consolidated Leverage Ratio is at least 1.00 to 1.00; and;
     (B) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring such Secured Funded Indebtedness or transactions relating to such Incurrence.
     (2) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and the LGEI Subsidiary Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:
     (A) the Consolidated Leverage Ratio is at least 1.00 to 1.00; and
     (B) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring such Indebtedness or transactions relating to such Incurrence.
          (b) The provisions of Section 4.09(a) shall not prohibit the Incurrence of the following Indebtedness:
     (1) (A) Indebtedness under the Senior Credit Facility in an aggregate principal amount not to exceed $340,000,000, less the amount of such Indebtedness that is permanently retired with the Net Proceeds from any Asset Sale after the Issue Date to reduce such amounts outstanding pursuant to Section 4.10(a)(3)(A), and (B) Indebtedness represented by the Notes (including any Notes Guarantee) (other than any Additional Notes);
     (2) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (3), (4), (6), (8), (9), (10), (12), (13), (14) and (18) of this Section 4.09(b));
     (3) Guarantees by (A) the Issuer or the LGEI Subsidiary Guarantors of Indebtedness permitted to be Incurred by the Issuer or an LGEI Subsidiary Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Notes Guarantee, as the case may be substantially to the same extent as such Indebtedness is subordinated to the Notes or Notes Guarantee, as applicable, and (B) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Indenture;

     (4) Indebtedness of the Issuer owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Wholly-Owned Subsidiary; provided, however,
     (A) if the Issuer is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;
     (B) if an LGEI Subsidiary Guarantor is the obligor on such Indebtedness and the Issuer or an LGEI Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Notes Guarantee of such LGEI Subsidiary Guarantor; and
     (C) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Wholly-Owned Subsidiary of the Issuer; and
     (ii) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Wholly-Owned Subsidiary of the Issuer shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Subsidiary, as the case may be.
     (5) Indebtedness of an LGEI Subsidiary Guarantor Incurred and outstanding on the date on which such LGEI Subsidiary Guarantor became a Restricted Subsidiary or was acquired by, or merged into, the Issuer or any Restricted Subsidiary (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related Transactions pursuant to which such LGEI Subsidiary Guarantor became a Restricted Subsidiary or was otherwise acquired by the Issuer or (B) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired the Issuer would have been able to Incur $1.00 of additional Indebtedness pursuant to the applicable provisions of Section 4.09(a) after giving pro forma effect to such merger or acquisition and to the Incurrence of such Indebtedness pursuant to this clause (5); or
     (6) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred in accordance with this Indenture; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodities;
     (7) Indebtedness (including Capitalized Lease Obligations) of the Issuer or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Issuer or such Restricted Subsidiary, whether through the direct purchase of such property, plant or equipment or the purchase of Capital Stock of any Person owning such property, plant or equipment (but no other material assets), and any Indebtedness of the Issuer or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (7), in a principal amount, not to exceed $20,000,000 at any time outstanding together with all other Indebtedness issued under this clause (7);

     (8) Indebtedness Incurred by the Issuer or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid surety and similar bonds and completion Guarantees (not for borrowed money) provided by the Issuer or a Restricted Subsidiary in the ordinary course of business;
     (9) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Issuer or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, provided that:
     (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition; and
     (B) such Indebtedness is not reflected on the balance sheet of the Issuer or any of the Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (9);
     (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;
     (11) the Incurrence or issuance by the Issuer or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 4.09(a) and clauses (2), (5) and this clause (11) of this Section 4.09(b) or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Issuer, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity;
     (12) Indebtedness incurred by the Issuer or any Restricted Subsidiary that is a Special Purpose Producer which is non-recourse to the Issuer or any Restricted Subsidiary other than such Special Purpose Producer, except to the extent that a Negative Pick-up Obligation, Program Acquisition Guarantee or short-fall guarantee would be considered recourse Indebtedness of the Issuer or any of its Restricted Subsidiaries;
     (13) Indebtedness incurred by SlateCo in connection with the Permitted Slate Financing;
     (14) Replication Advances not to exceed $75,000,000 in the aggregate at any one time outstanding, which are otherwise entered into in the ordinary course of business and on terms and conditions substantially no less favorable in any material respect, taken as a whole, to the Issuer as similar transactions entered into by the Issuer or its Subsidiaries prior to the Issue Date; provided that, the granting of a Lien in respect of the related assets, which is junior in right to the

Lien on such assets which secures the Notes, to secure any such Replication Advances will not be considered to be less favorable to the Issuer;
     (15) Indebtedness secured solely by liens on Acceptable Tax Credits which is non-recourse to the Issuer and any Restricted Subsidiary, other than customary representations and warranties made to the applicable taxing authority to the extent that any such representation or warranty would be considered recourse Indebtedness of the Issuer or any of its Restricted Subsidiaries;
     (16) liabilities relating to profit participations, deferments and guild residuals arising in the ordinary course of business in connection with the production, acquisition or distribution of Product;
     (17) unsecured liabilities (including without limitation Guarantees) or liabilities (including without limitation Guarantees) secured solely by the related rights (which security is non-recourse to any other assets of the Issuer or a Restricted Subsidiary) (a) related to the acquisition, production or distribution of Product or acquisitions of rights incurred in the ordinary course of business (including co-productions, co-ventures and other co-financing arrangements), which are not otherwise prohibited hereunder or (b) related to the Special Purpose Joint Venture in an amount no greater than $15,000,000 in the aggregate at any one time outstanding;
     (18) Indebtedness pursuant to the Pennsylvania Regional Financing Arrangement in an amount no greater than $66,000,000;
     (19) Negative Pick-up Obligations and direct or indirect guarantees (including minimum guarantees) related to the acquisition or production of items of Product in the ordinary course of business to the extent otherwise permitted under this Indenture; and
     (20) in addition to the items referred to in clauses (1) through (19) above, Indebtedness of the Issuer and the LGEI Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (20) and then outstanding, will not exceed $20,000,000 at any time outstanding.
          (c) The Issuer will not Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Issuer unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No LGEI Subsidiary Guarantor will Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such LGEI Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such LGEI Subsidiary Guarantor under its Notes Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than an LGEI Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Issuer or an LGEI Subsidiary Guarantor.
          (d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:
     (1) subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(a) or 4.09(b), the Issuer, in its sole discretion, will classify such item (or portion) of Indebtedness on the date of Incurrence and may later reclassify such item (or portion) of Indebtedness in any manner that complies with this Section 4.09 and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that Indebtedness under the Senior Credit Facility shall in any event be deemed to be Incurred solely under clause (1)(A) of Section 4.09(b);
     (2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
     (3) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to Section 4.09(a) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;
     (4) the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not an LGEI Subsidiary Guarantor, will be, subject to the next succeeding paragraph, equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
     (5) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness provided that Indebtedness under the Senior Credit Facility shall in any event be deemed to be incurred solely under clause (1)(A) of Section 4.09(b);
     (6) the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and
     (7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
          Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
          In addition, the Issuer will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Issuer shall be on such date in Default of this Section 4.09).

          For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer or the Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Section 4.10 Asset Sales.
          (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Sale, unless:
     (1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the shares and assets subject to such Asset Sale;
     (2) at least 75% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
     (3) an amount equal to 100% of the Net Available Cash from such Asset Sale is applied by the Issuer or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Sale or the receipt of such Net Available Cash, as follows:
     (A) to permanently reduce (and permanently reduce commitments with respect thereto): (i) obligations under the Senior Credit Facility or (ii) Indebtedness of the Issuer (other than any Disqualified Stock or Subordinated Obligations) that is secured by a Lien or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) that is secured by a Lien (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer);
     (B) to permanently reduce obligations under other Indebtedness of the Issuer (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer ); provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07 through open market purchases or by making an offer (in accordance with the procedures set forth in this Section 4.10 for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid; or

     (C) to invest in Additional Assets;
provided that pending the final application of any such Net Available Cash in accordance with clause (A), (B) or (C) above, the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.
          In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that (x) such investment is consummated within 545 days after receipt by the Issuer or any Restricted Subsidiary of the Net Available Cash of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).
     (4) For the purposes of clauses (2) and (3) above and for no other purpose, the following will be deemed to be cash:
     (A) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Notes Guarantees) that are assumed by the transferee of any such assets and from which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing; and
     (B) any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale.
          (b) Any Net Available Cash from Asset Sales that are not applied or invested as provided in Section 4.10(a) shall be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $15,000,000, the Issuer shall be required to make an offer to all Holders and to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) in accordance with the procedures set forth in Section 3.10 or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of DTC) the notice required by Section 3.09, with a copy to the Trustee.
          To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

          (c) Pending the final application of any Net Available Cash pursuant to this Section 4.10, the holder of such Net Available Cash may apply such Net Available Cash temporarily to reduce Indebtedness outstanding under a revolving Credit Facility or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.
          (d) The Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.
Section 4.11 Transactions with Affiliates.
          (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) unless:
     (1) the terms of such Affiliate Transaction are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Issuer or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate;
     (2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $5,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Issuer and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and
     (3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10,000,000, the Issuer has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is not materially less favorable than those that could have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate.
     (b) The provisions of Section 4.11(a) will not apply to:
     (1) (A) transactions between or among the Issuer and any of its Restricted Subsidiaries, and (B) any merger of the Issuer and any direct parent of the Issuer, provided, however that such parent shall have not material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;
     (2) any Restricted Payment permitted to be made pursuant to Section 4.07 or any Permitted Investments;
     (3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Issuer, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers and employees approved by the Board of Directors of the Issuer;
     (4) the payment of reasonable and customary fees and reimbursement of expenses paid to and indemnity provided on behalf of, directors of the Issuer or any Restricted Subsidiary;
     (5) loans or advances to employees, Officers or directors of the Issuer or Parent or any Restricted Subsidiary of the Issuer in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $5,000,000 with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan); provided, however, that the Issuer and Parent and their respective Subsidiaries shall comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith relating to such loans and advances;
     (6) any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the senior management of the Issuer or Board of Directors of the Issuer when taken as a whole than the terms of the agreements in effect on the Issue Date;
     (7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or a Restricted Subsidiary; provided, that such agreement was not entered into contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the senior management of the Issuer or the Board of Directors of the Issuer when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);
     (8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including, without limitation, licensing, production, co-production, services (e.g., shared services agreements), advertising, distribution, promotional or delivery agreements), in each case in the ordinary course of the business of the Issuer and the Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Issuer, such transactions are on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably have been obtained at the time of such transactions in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;
     (9) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Issuer and the granting of registration and other customary rights in connection therewith;
     (10) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 4.07;
     (11) any contribution to the capital of the Issuer, or any sale of Capital Stock of the Issuer (other than Disqualified Stock);
     (12) transactions permitted by, and complying with, the provisions of Section 5.01;
     (13) pledges of Capital Stock of Unrestricted Subsidiaries;

     (14) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;
     (15) any distribution, license, participation, sale, lease, production, reproduction or co-financing agreement, guarantee, negative pick-up or other acquisition agreement, or other similar agreement to any of the foregoing, entered into in the ordinary course of business and on an arm’s length basis (and if involving more than $5,000,000, is specifically approved by senior management of the Issuer or a resolution approving such transaction adopted by the Board of Directors of the Issuer);
     (16) the LGFF Slate Transaction and the Permitted Slate Financing; and
     (17) the sale of revenue participation interests in Product to the Issuer pursuant to the SGF Co-Financing Arrangement.
Section 4.12 Limitation on Liens.
          The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, except:
     (1) Liens pursuant to written security agreements in favor of guilds or unions which are required in the ordinary course of business pursuant to collective bargaining agreements;
     (2) Liens to secure distribution, exhibition and/or exploitation rights of licensees pursuant to Distribution Agreements or of licensors from whom any of the Issuer or the Restricted Subsidiaries has obtained any distribution rights or other exploitation rights to any item of Product or Liens to secure production advances on an item of Product, provided that such Liens are limited to such distribution, exhibition and/or exploitation rights, and that such production advances are otherwise permitted by this Indenture;
     (3) Liens customarily granted or incurred in the ordinary course of business with regard to services rendered by laboratories and post-production houses, record warehouses and suppliers of materials and equipment which secure outstanding trade payables;
     (4) possessory Liens (other than those of laboratories and production houses) which (a) occur in the ordinary course of business, (b) secure normal trade debt which is not yet due and payable and (c) do not secure Indebtedness;
     (5) customary Liens in favor of Approved Completion Guarantors granted in connection with Completion Guaranties;
     (6) Liens granted by the Issuer or any Restricted Subsidiary that is a Special Purpose Producer to secure outside production financing otherwise permitted under this Indenture;
     (7) Liens granted by SlateCo to secure its obligations in connection with the Permitted Slate Financing;
     (8) Liens to secure Replication Advances not to exceed $75,000,000 in the aggregate at any one time outstanding, which may be secured on a subordinated basis and which are otherwise on terms and conditions, in the good faith judgment of the Issuer, no less favorable in any material respect, taken as a whole, to the Issuer as compared to past similar transactions entered into by the Issuer or its Restricted Subsidiaries; provided that, the granting of a Lien in respect of the related assets, which is junior in right to the Lien on such assets which secures the Notes, to secure any such Replication Advances will not be considered to be less favorable to the Issuer;
     (9) Liens on Acceptable Tax Credits to secure Indebtedness which is non-recourse to the Issuer or any Restricted Subsidiary other than customary representations and warranties, which Liens, in the good faith judgment of the Issuer, are no less favorable in any material respect, taken as a whole, to the Issuer as compared to past similar transactions entered into by the Issuer or its Restricted Subsidiaries;
     (10) Liens granted by either MQP, any Services Issuer that is the Issuer or any Restricted Subsidiary, LGF or Lions Gate Television Inc. to secure MQP’s obligations to SGF pursuant to the SGF Co-Financing Arrangement;
     (11) Liens in connection with reversion or turnaround rights with respect to a project in development;
     (12) Liens granted by Lions Gate Films Inc. to secure its payment and performance obligations to FilmCo in connection with the LGFF Slate Transaction;
     (13) Liens granted by one or more of the Issuer and its Restricted Subsidiaries to secure the obligations of Lions Gate Pennsylvania, Inc., a Pennsylvania corporation, and its subsidiaries to the lender pursuant to that certain Pennsylvania regional financing arrangement with Pennsylvania Regional Center, LP I;
     (14) Liens granted by one or more of the Issuer and its Restricted Subsidiaries to secure Secured Funded Indebtedness permitted to be Incurred under clause (a)(1) under Section 4.09 or any refinancing of such Indebtedness permitted pursuant to clause (b)(11) under Section 4.09 in each case, which Liens are either senior to or pari passu in priority with the Second-Priority Liens pursuant to an Intercreditor Agreement; and
     (15) Liens granted by one or more of the Issuer and its Restricted Subsidiaries to secure Indebtedness permitted to be Incurred under clause (a)(2) under Section 4.09 or any refinancing of such Indebtedness permitted pursuant to clause (b)(11) under Section 4.09 in each case, which Liens are junior in priority to the Second-Priority Liens pursuant to an Intercreditor Agreement.
Section 4.13 Corporate Existence.
          Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company, unlimited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.14 Offer to Repurchase Upon Change of Control.
          (a) If a Change of Control occurs, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Section 3.07, the Issuer will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Section 3.07, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register with a copy to the Trustee, or otherwise in accordance with the procedures of the Depositary, with the following information:
     (1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Issuer at a purchase price in cash equal to the Change of Control Payment (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);
     (2) the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
     (3) that Notes must be tendered in principal amount of $2,000 or an integral multiple of $1,000 in excess thereof, and any Note not properly tendered will remain outstanding and continue to accrue interest;
     (4) that, unless the Issuer defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;
     (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
     (6) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;
     (7) that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; and that the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and
     (8) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

          The notice, if mailed in a manner herein provided, will be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.
     (b) On the Change of Control Payment Date, the Issuer will, to the extent lawful:
     (1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of the Notes so tendered; and
     (3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate to the Trustee stating aggregate principal amount of Notes or portions of Notes being purchased by the Issuer in accordance with this Section 4.14.
          (c) Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Issuer shall repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of Notes under a Change of Control Payment or the Issuer shall offer to repay all such Indebtedness and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant Indenture or other agreement from the remaining holders of such Indebtedness.
          (d) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
          (e) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.14. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue of the conflict.
          (f) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

Section 4.15 Limitation on Sale of Capital Stock of Restricted Subsidiaries.
          (a) The Issuer will not, and will not permit any Restricted Subsidiary to transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:
     (1) to the Issuer or a Wholly Owned Subsidiary; or
     (2) in compliance with Section 4.10 and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.
Notwithstanding the foregoing, the Issuer and the Restricted Subsidiaries may sell all the Voting Stock of a Restricted Subsidiary as long as the Issuer or the Restricted Subsidiaries comply with the terms of Section 4.10. In that case, such Restricted Subsidiary, if a Guarantor, will be automatically released from all its obligations under this Indenture, its Guarantee, the Collateral Documents and any applicable Intercreditor Agreement, and the Liens, if any, on the Collateral pledged by such Guarantor pursuant to the Collateral Documents shall be released with respect to the Notes if all the obligations of such Guarantor under its Guarantee under the Senior Credit Facility and the Existing Convertible Notes and related documentation and any other agreements relating to any other Indebtedness of Parent, the Issuer or the Restricted Subsidiaries terminate upon consummation of such sale.
Section 4.16 Limitation on Sale/Leaseback Transactions.
          The Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:
          (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the Fair Market Value (as evidenced by a resolution of the Board of Directors of the Issuer) of the property subject to such transaction;
          (b) the Issuer or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to Section 4.09;
          (c) the Issuer or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under Section 4.12; and
          (d) to the extent the Sale/Leaseback Transaction is treated as an Asset Sale, all of the conditions described under Section 4.10 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of Section 4.10.
Section 4.17 Additional Subsidiary Guarantees.
          (a) The Issuer will cause each Restricted Subsidiary that Guarantees on the Issue Date or any time thereafter any Indebtedness of the Issuer or any Guarantor, if such Restricted Subsidiary is not a Guarantor under this Indenture, to:

     (1) execute and deliver a supplemental indenture to this Indenture, the form of which is attached as Exhibit C, pursuant to which such Restricted Subsidiary will agree to be a Guarantor under this Indenture and be bound by the terms of this Indenture applicable to Guarantors, including, but not limited to, Article 11; provided that if the supplemental indenture is not in the form of Exhibit C, such Guarantor shall deliver to the Trustee an Opinion of Counsel (such opinion or portions thereof may be in form and substance substantially similar to the Opinion of Counsel delivered on the Issue Date) to the effect that:
     (A) such Notes Guarantee has been duly executed and authorized; and
     (B) such Notes Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; and
     (2) waive and not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Notes Guarantee.
          (b) Parent will cause each of its first-tier Subsidiaries that Guarantees on the Issue Date or any time thereafter any Indebtedness of the Issuer or any Guarantor, if such Subsidiary is not a Guarantor under this Indenture, to:
     (1) execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Subsidiary will agree to be a Guarantor under this Indenture and be bound by the terms of this Indenture applicable to Guarantors, including, but not limited to, Article 11; provided that if the supplemental indenture is not in the form of Exhibit C, such Guarantor shall deliver to the Trustee an Opinion of Counsel (such opinion or portions thereof may be in form and substance substantially similar to the Opinion of Counsel delivered on the Issue Date) to the effect that:
     (A) such Notes Guarantee has been duly executed and authorized; and
     (B) such Notes Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; and
     (2) waive and not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Notes Guarantee.
          (c) In addition, the Issuer and Parent shall cause such Subsidiary to become a party to the applicable Collateral Documents and any applicable Intercreditor Agreement and take such actions necessary or advisable to grant to the Collateral Agent, for the benefit of itself and the holders of the Notes, a perfected security interest in any Collateral held by such Subsidiary, subject to Permitted Liens.

Section 4.18 Maintenance of Properties and Insurance.
          (a) The Issuer will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Issuer may be necessary so that the business of the Issuer and its Restricted Subsidiaries may be properly conducted at all times; provided that nothing in this Section 4.18 prevents the Issuer or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal (1)(A) is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole or (B) would not have a material adverse effect on the ability of the Issuer and the Guarantors taken as a whole to satisfy their Obligations under the Notes or this Indenture and, to the extent applicable (2) is not otherwise prohibited by this Article 4.
          (b) The Issuer will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith opinion of the Board of Directors of the Issuer, is adequate and appropriate for the conduct of the business of the Issuer and its Restricted Subsidiaries.
Section 4.19 Further Assurances; Collateral Inspections.
          (a) The Issuer and each of the Guarantors will make, execute, endorse, acknowledge, file, record, register and/or deliver such agreements, documents, instruments, and further assurances (including, without limitation, Uniform Commercial Code and PPSA financing statements, mortgages, hypothecs, deeds of trust, vouchers, invoices, schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements and control agreements), and take such other actions, as may be required under applicable law or as the Trustee or the Collateral Agent may deem reasonably appropriate or advisable to cause the Collateral Requirement to be and remain satisfied and otherwise to create, perfect, preserve or protect the security interest in the Collateral of the secured parties under the Collateral Documents, all at the Issuer’s expense.
          (b) Upon written request of the Trustee or the Collateral Agent at any time after an Event of Default has occurred and is continuing, the Issuer and each Guarantor, subject to such party entering into a reasonable and customary confidentiality agreement with the Issuer or the applicable Guarantor, permit the Trustee or the Collateral Agent or any advisor, auditor, consultant, attorney or representative acting for the Trustee or the Collateral Agent, upon reasonable notice to the Issuer and during normal business hours, to visit and inspect any of the property of the Issuer and each Guarantor, to review, make extracts from and copy the books and records of the Issuer and the Guarantors relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of the Issuer and the Guarantors.
Section 4.20 Effectiveness of Covenants.
     (a) Following the first day:
     (1) the Notes have an Investment Grade Rating from both of the Rating Agencies; and
     (2) no Default has occurred and is continuing under this Indenture, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 and Section 5.01(a)(4) (collectively, the “Suspended Covenants”).

          (b) If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Notes Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries or Parent shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”
          (c) On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.09(a) or one of the clauses set forth in Section 4.09(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.09(a) or (b) such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of Section 4.09(b). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though Section 4.07 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.09(a).
          (d) During any period when the Suspended Covenants are suspended, the Board of Directors of the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.
ARTICLE 5
SUCCESSORS
Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.
          (a) The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person, unless:
     (1) the Issuer is the surviving person or the resulting surviving or transferee Person (the “Successor Company”) is a corporation organized and existing under the laws of the United States of America, any State of the United States, or the District of Columbia;
     (2) the Successor Issuer (if not the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture and the Collateral Documents (as applicable) and the Intercreditor Agreement and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the

Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;
     (3) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
     (4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Issuer (including any Successor Company) would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a)(2).
     (5) each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(B) of Section 5.01(c) shall apply) shall have by supplemental indenture confirmed that its Notes Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Collateral Documents and the Intercreditor Agreements shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and
     (6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with this Indenture and the Collateral Documents.
     (b) Notwithstanding clauses (3) and (4) of Section 5.01(a):
     (1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Issuer so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Issuer or other Restricted Subsidiary; and
     (2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another state or territory of the United States or the District of Columbia to realize tax benefits, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby; provided that, in the case of a Restricted Subsidiary that merges into the Issuer, the Issuer will not be required to comply with Section 5.01(a)(6).
          (c) The Issuer will not permit any LGEI Subsidiary Guarantor to consolidate with or merge with or into or wind up into (whether or not the Issuer or the Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets any Person (other than to the Issuer or another LGEI Subsidiary Guarantor) unless:

     (1) (A) if such entity remains an LGEI Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and shall assume by written agreement all the obligations of such Guarantor under the Collateral Documents (as applicable) and the Intercreditor Agreements and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to the surviving entity, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions in each case in a form reasonably satisfactory to the Trustee;
     (B) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Notes, this Indenture and its LGEI Subsidiary Guarantee pursuant to a supplemental indenture or other documents or instruments in form and substance reasonably satisfactory to the Trustee;
     (C) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and
     (D) the Issuer will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with this Indenture; and
     (2) the transaction is made in compliance with Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time), Section 4.15 and this Section 5.01.
          (d) Except as otherwise described in this Indenture, the Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture and the Guarantee of such Guarantor. Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to another Guarantor or the Issuer or merge with a Restricted Subsidiary of the Issuer solely for the purpose of reincorporating the Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Guarantor and its Restricted Subsidiaries is not increased thereby.
          (e) Parent will not, and will not permit any other Parent Subsidiary Guarantor to, consolidate with, amalgamate or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
     (1) Parent or such other Parent Subsidiary Guarantor, as applicable, is the surviving person or the resulting, surviving or transferee Person (the “Successor Parent Entity”) will be a corporation organized and existing under the laws of Canada, any Province of Canada, the United States of America, any State of the United States or the District of Columbia;

     (2) the Successor Parent Entity (if not Parent) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Parent under the Notes and this Indenture and the Collateral Documents (as applicable) and the Intercreditor Agreements and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Parent Entity, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act, the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;
     (3) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Parent Entity or any Subsidiary of the Successor Parent Entity as a result of such transaction as having been Incurred by the Successor Parent Entity or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and
     (4) Parent or such other Parent Subsidiary Guarantor, as applicable, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with this Indenture and the Collateral Documents.
          (f) For purposes of this Section 5.01, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Parent or the Issuer, in a single transaction or series of related transactions, which properties and assets, if held by Parent or the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Parent or the Issuer on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of Parent or the Issuer, as applicable.
          (g) The Issuer and a Guarantor, as the case may be, will be released from its obligations under this Indenture and its Notes Guarantee, as the case may be, and the Successor Company, Successor Guarantor or Successor Parent Entity, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or a Guarantor, as the case may be, under this Indenture, such Notes Guarantee and the Collateral Documents; provided that, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Notes Guarantee.
Section 5.02 Successor Entity Substituted.
          Upon any consolidation, amalgamation or merger, or conveyance, transfer or lease all or substantially all of the assets of the Issuer to any Person in accordance with Section 5.01, the successor Person, formed by such consolidation or into or with which the Issuer or a Guarantor as applicable, is consolidated, amalgamated or merged or to which conveyance, transfer, or lease is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, conveyance, transfer, or lease, the provisions of this Indenture referring to the Issuer or such Guarantor, as applicable, shall refer instead to the successor entity and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer or such Guarantor, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of premium, if any, and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01 Events of Default.
          (a) An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (1) default in any payment of interest on any Note when due, for a period of 30 days;
     (2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
     (3) (A) failure by the Issuer, Parent or any other Guarantor with a fair market value of $1,000,000 or more to comply with its obligations under Section 5.01 and (B) failure by any Guarantor with a fair market value of less than $1,000,000 to comply for 15 days after notice of its failure to comply with its obligations under Section 5.01;
     (4) (A) failure by the Issuer to comply for 30 days after notice as provided below with any of its obligations under Article 4 (in each case, other than (i) a failure to purchase Notes which constitutes an Event of Default under clause (2) above, (ii) a failure to comply with Section 5.01 which constitutes an Event of Default under clause (3) above or (iii) a failure to comply with any of Section 4.03 which constitutes an Event of Default under clause (5) below) or (B) failure by the Issuer or any Guarantor to comply for 30 days after notice as provided below with any of its obligations under the Collateral Documents or the Intercreditor Agreements;
     (5) failure by the Issuer, Parent or any other Guarantor to comply for 60 days after notice as provided below with any of its other agreements contained in this Indenture, the Notes, the Notes Guarantees or the Collateral Documents;
     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by any Guarantor or the Issuer or any of the Restricted Subsidiaries (or the payment of which is guaranteed by any Guarantor or the Issuer or any of the Restricted Subsidiaries), other than Indebtedness owed to any Guarantor or the Issuer or a Restricted Subsidiary, whether such indebtedness or guarantee now exists, or is created after the Issue Date, which default:
     (A) is caused by a failure to pay principal of such indebtedness prior to the expiration of the final maturity date provided in such indebtedness unless such indebtedness is discharged (“payment default”); or
     (B) results in the acceleration of such indebtedness prior to its maturity;
and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $15,000,000 or its foreign equivalent or more; provided, however, that in the case of a default of Indebtedness incurred by a Special Purpose Producer that is non-recourse to the Issuer or any Restricted Subsidiary other than such Special Purpose Producer, there shall be no Event of Default hereunder unless such default continues unremedied for 10 Business Days;
     (7) Parent, the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Parent, the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
     (A) commences proceedings to be adjudicated bankrupt or insolvent;
     (B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law (including, for the avoidance of doubt, the filing of a notice of intention under the Bankruptcy and Insolvency Act (Canada) or of an application under the Companies’ Creditors Arrangement Act (Canada) or any proposal to compromise, arrange or reorganize any of its debts or obligations under Section 192 of the Canada Business Corporations Act or any similar provision of Canadian federal or provincial corporate law);
     (C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or
     (D) makes a general assignment for the benefit of its creditors;
     (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against Parent, the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the most recent audited consolidated financial statements of Parent, the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which Parent, the Company, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Parent, the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;
     (B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of Parent, the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Parent, the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of Parent, the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Parent, the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary;

     (C) orders the liquidation, dissolution or winding up of Parent, the Company, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Parent, the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary; or
     (D) orders the presentation of any plan or arrangement, compromise or reorganization of the Parent, the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Parent, the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or;
     (9) failure by Parent, the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Parent, the Issuer and the Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15,000,000 or its foreign equivalent (net of any amounts that a reputable and creditworthy insurance Issuer has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days; or
     (10) any Notes Guarantee ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Notes Guarantees) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under this Indenture or its Notes Guarantee to which it is a party and the Issuer fails to cause such Guarantor to rescind such denials or disaffirmations within 30 days; or
     (11) the Liens created by the Collateral Documents shall at any time not constitute a valid and perfected Lien on any portion of the Collateral with a fair market value or book value equal to or more than $2,000,000 intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by this Indenture or the Collateral Documents) other than in accordance with the terms of the relevant Collateral Documents and this Indenture and other than the satisfaction in full of all obligations of the Issuer and the Guarantors under this Indenture or the release or amendment of any such Lien in accordance with the terms of this Indenture or the Collateral Documents, or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture and the relevant Collateral Documents, any of the Collateral Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such Default continues for 30 days after notice, or the enforceability thereof shall be contested by the Issuer or any Guarantor.
However, a default under clauses (4) and (5) of this Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the default in writing and the Issuer does not cure such default within the time specified in clauses (4) and (5) of this Section 6.01(a) after receipt of such notice.
          (b) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) of Section 5.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:
     (1) the default triggering such Event of Default pursuant to clause (6) of Section 5.01(a) shall be remedied or cured by the Parent, Issuer or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and
     (2) (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
Section 6.02 Acceleration.
          (a) If any Event of Default (other an Event of Default described in clause (7) or (8) of Section 6.01(a)) occurs and is continuing under this Indenture, the Trustee by written notice to the Issuer, specifying the Event of Default, may or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and interest that is both accrued and unpaid, if any, on all the Notes to be due and payable immediately. Upon such a declaration, such principal, premium, if any, and interest that is both accrued and unpaid shall be due and payable immediately.
          (b) If an Event of Default described in clause (7) or (8) of Section 6.01(a) occurs and is continuing, the principal of, premium, if any, and interest that is both accrued and unpaid on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
          (c) The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.
Section 6.03 Other Remedies.
          (a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
          (b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04 Waiver of Past Defaults.
          The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder, except:
     (1) a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer); and

     (2) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected, provided, subject to Section 6.02, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05 Control by Majority.
          The Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability or expense for which the Trustee has not received an indemnity reasonably satisfactory to it.
Section 6.06 Limitation on Suits.
          Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (2) the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;
     (3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
     (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
Section 6.07 Rights of Holders to Receive Payment.
          Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and premium, if any, and interest on its Note, on or after the respective due dates expressed in such Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.
          If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of and premium, if any, and interest remaining unpaid to but not including the date of payment on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.
Section 6.09 Restoration of Rights and Remedies.
          If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.
Section 6.10 Rights and Remedies Cumulative.
          Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.11 Delay or Omission Not Waiver.
          No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
Section 6.12 Trustee May File Proofs of Claim.
          The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.13 Priorities.
     If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:
          (a) to the Trustee and its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
          (b) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively; and
          (c) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this paragraph, the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder in the manner set forth in Section 14.02.
Section 6.14 Undertaking for Costs.
          In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01 Duties of Trustee.
          (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture or the Collateral Documents, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

     (b) Except during the continuance of an Event of Default:
     (1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Collateral Documents and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture and the Collateral Documents against the Trustee; and
     (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
          (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.
          (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
          (e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture or the Collateral Documents at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.
          (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02 Rights of Trustee.
          (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
          (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’

Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
          (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
          (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.
          (f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.
          (g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.
          (h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
          (i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
          (j) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
Section 7.03 Individual Rights of Trustee.
          The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 and 7.11.

Section 7.04 Trustee’s Disclaimer.
          The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05 Notice of Defaults.
          If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal of and premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office of the Trustee.
Section 7.06 Reports by Trustee to Holders of the Notes.
          (a) Within 60 days after each October 15, beginning with the October 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).
          (b) A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with each national securities exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee in the event the Notes are listed on any national securities exchange.
Section 7.07 Compensation and Indemnity.
          (a) The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel. The Trustee shall provide the Issuer reasonable notice of any expenditure not in the ordinary course of business.
          (b) The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantor (including this Section 7.07)) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.
          (c) The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
          (d) To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
          (e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) or (9) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.08 Replacement of Trustee.
          (a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:
     (1) the Trustee fails to comply with Section 7.10;
     (2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (3) a receiver or public officer takes charge of the Trustee or its property; or
     (4) the Trustee becomes incapable of acting.
          (b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
          (c) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
          (d) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

          (e) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
          (f) As used in this Section 7.08, the term “Trustee” shall also include each Agent.
Section 7.09 Successor Trustee by Merger, etc.
          If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.10.
Section 7.10 Eligibility; Disqualification.
          (a) There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
          (b) This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).
Section 7.11 Preferential Collection of Claims Against the Issuer.
          (a) The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.
          (b) As used in this Article 7, the term “Trustee” shall also include the Collateral Agent in respect of the Collateral Documents.
Section 7.12 Quebec Power of Attorney
          For the purposes of holding any security granted by the Issuer or any of the Guarantors pursuant to the laws of the Province of Quebec, each of the Trustee and the Collateral Agent shall be the holder of an irrevocable power of attorney for itself and all present and future Holders, as contemplated in Article 2692 of the Civil Code of Quebec. By becoming a Holder, each Holder shall be deemed to ratify the power of attorney granted to the Trustee and the Collateral Agent hereunder. Notwithstanding Section 32 of the Act respecting the Special Powers of legal Persons (Quebec), the Trustee and the Collateral Agent may acquire any Notes or other titles of indebtedness secured by any hypothec granted by the Issuer or any of the Guarantors pursuant to the laws of the Province of Quebec.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.
           The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02 Legal Defeasance and Discharge.
          (a) Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Notes Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
     (1) the rights of Holders to receive payments in respect of the principal of and premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;
     (2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and
     (4) this Section 8.02.
          (b) Following the Issuer’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.
          (c) Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.
Section 8.03 Covenant Defeasance.
          Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14 , 4.15, 4.16, 4.17, 4.19 and 9.07 with respect to the outstanding Notes, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture, and such Notes and the Notes Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, the operation of Section 6.01(a)(3) (only with respect to Section 5.01(a)(4)), Section 6.01(a)(4), Section 6.01(a)(5), Section 6.01(a)(6), Section 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Restricted Subsidiary), Section 6.01(a)(9) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Restricted Subsidiary), Section 6.01(a)(10) and Section 6.01(a)(11) shall not constitute Events of Default.
Section 8.04 Conditions to Legal or Covenant Defeasance.
     The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:
     (1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;
     (2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,
     (A) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or
     (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
          (4) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facility or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;
          (5) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
          (6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including that no intervening bankruptcy of the Issuer between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of the Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;
          (7) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and
          (8) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with. In the case of Legal Defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.
Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
          (a) Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
          (b) The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.
          (c) Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government

Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06 Repayment to the Issuer.
          Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of or premium, if any, or interest, on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.
Section 8.07 Reinstatement.
          If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes and the Notes Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer makes any payment of principal of or premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01 Without Consent of Holders.
          (a) Notwithstanding Section 9.02, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Notes Guarantees, the Collateral Documents or the Intercreditor Agreements to:
     (1) cure any ambiguity, omission, defect or inconsistency;
     (2) provide for the assumption by a successor entity of the obligations of the Issuer or any Guarantor under this Indenture, the Notes, the Notes Guarantees, the Collateral Documents or the Intercreditor Agreements;
     (3) provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
     (4) comply with the rules of any applicable Depositary;
     (5) add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Notes Guarantee or this Indenture in accordance with the applicable provisions of this Indenture, the Notes Guarantees, the Collateral Documents or the Intercreditor Agreements;
     (6) add additional Collateral to secure the Notes;
     (7) add covenants of the Issuer or Events of Default for the benefit of or to make changes that would provide additional rights to the Holders, or to surrender any right or power conferred upon the Issuer or any Guarantor;
     (8) make any change that does not adversely affect the legal rights under this Indenture of any Holder;
     (9) comply with any requirement of the SEC in connection with any required qualification of this Indenture under the Trust Indenture Act;
     (10) evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;
     (11) provide for the issuance of Additional Notes, which shall be treated, together with any outstanding Notes, as a single class of securities;
     (12) conform the text of this Indenture, the Notes or the Notes Guarantees to any provision of the “Description of notes” section of the Offering Memorandum to the extent that such provision in such “Description of notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Notes Guarantees; or
     (13) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.
In addition, the Collateral Agent and the Trustee are authorized to amend the Collateral Documents to comply with the provisions thereof.
          (b) Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 14.04, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C, and delivery of an Officers’ Certificate, except as provided in Section 4.17 and Section 5.01(c).
Section 9.02 With Consent of Holders.
          (a) Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture, the Notes, the Notes Guarantees, the Collateral Documents or the Intercreditor Agreements with the consent of the Holders of a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of or premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Notes Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
          (b) Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 14.04, the Trustee shall join with Parent, the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
          (c) The consent of the Holders is not necessary under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under this Section 9.02 by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.
          (d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing such amendment or supplement. Any failure of the Issuer to give such notice to all the Holders, or any defect therein, shall not, however, in any way impair or affect the validity of the amendment or supplement.
          (e) Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the stated rate of or extend the time for payment of interest on any Note;
     (3) reduce the principal of or extend the Stated Maturity of any Note;
     (4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described under Sections

3.09, 4.10 or 4.14 whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);
     (5) make any Note payable in money other than that stated therein;
     (6) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
     (7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or
     (8) modify the Notes Guarantees in any manner adverse to the Holders; or
     (9) modify the provisions of the Collateral Documents or the Intercreditor Agreements in any manner adverse to the Holders or release all or substantially all of the Collateral from the Lien under the Collateral Documents (except as permitted by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements) or change or alter the priority of the security interests in the Collateral; or
     (10) make any change to or modify the ranking of the Notes that would adversely affect the Holders.
          (f) Notwithstanding the foregoing, without consent of the Holders of at least two-thirds in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not:
     (1) modify any Collateral Document or the provisions in this Indenture dealing with Collateral Documents or application of trust moneys in any manner adverse to the Holders of the Notes or otherwise release any Collateral other than in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreements; or
     (2) modify any Intercreditor Agreements in any manner adverse to the Holders of the Notes in any material respect other than in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements.
Section 9.03 Compliance with Trust Indenture Act.
          If this Indenture is qualified under the Trust Indenture Act, every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.
Section 9.04 Revocation and Effect of Consents.
          (a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

          (b) The Issuer may, but shall not be obligated to, fix a record date pursuant to Section 1.05 for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver.
Section 9.05 Notation on or Exchange of Notes.
          (a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
          (b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06 Trustee to Sign Amendments, etc.
          The Trustee and the Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Agent. The Issuer may not sign an amendment, supplement or waiver until its Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee and the Collateral Agent shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 14.04, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).
Section 9.07 Payment for Consent.
          None of Parent, the Issuer or any of their respective Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder, whether by way of interest, fees or otherwise to any Holder, for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.
ARTICLE 10
[RESERVED]
ARTICLE 11
GUARANTEES
Section 11.01 Notes Guarantee.
          (a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (1) in the case of each of Parent and each LGEI Subsidiary Guarantor, (A) the principal of and premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (B) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise; and (2) in the case of each Parent Subsidiary Guarantor, the Obligations of Parent in respect of Parent’s Notes Guarantee shall be promptly be paid in full when due or performed in accordance with the terms hereof. Failing payment by the Issuer (or in the case of the Parent’s Notes Guarantee, the Parent) when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
          (b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer or the Parent, as applicable, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer or the Parent, as applicable, any right to require a proceeding first against the Issuer or the Parent, as applicable, protest, notice and all demands whatsoever and covenants that this Notes Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 11.06.
          (c) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.
          (d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Notes Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
          (e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Notes Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Notes Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Notes Guarantees.
          (f) Each Notes Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer or the Parent, as applicable, for liquidation, reorganization, should the Issuer or the Parent, as applicable, become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Notes Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
          (g) In case any provision of any Notes Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          (h) Each payment to be made by a Guarantor in respect of its Notes Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
Section 11.02 Limitation on Guarantor Liability.
          Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Notes Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. federal or state law or Canadian federal or provincial law to the extent applicable to any Notes Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Notes Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Notes Guarantee shall be entitled upon payment in full of all Notes Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
Section 11.03 Execution and Delivery.
          (a) To evidence its Notes Guarantee set forth in Section 11.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.
          (b) Each Guarantor hereby agrees that its Notes Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Notes Guarantee on the Notes.
          (c) If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Notes Guarantees shall be valid nevertheless.
          (d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Notes Guarantee set forth in this Indenture on behalf of the Guarantors.

          (e) If required by Section 4.17, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.17 and this Article 11, to the extent applicable.
Section 11.04 Subrogation.
          Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 11.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.
Section 11.05 Benefits Acknowledged.
          Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Notes Guarantee are knowingly made in contemplation of such benefits.
Section 11.06 Release of Notes Guarantees.
          (a) A Notes Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee shall be required for the release of such Guarantor’s Notes Guarantee, upon:
     (1) (A) (i) in the case of the Notes Guarantee of a Guarantor that is a Restricted Subsidiary, any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, (ii) in the case of the Notes Guarantee of Parent or any other Parent Subsidiary Guarantor, the merger or consolidation of Parent or such Parent Subsidiary Guarantor in a transaction permitted by Article 5 or (iii) any sale, assignment, transfer, conveyance, exchange or other disposition of all or substantially all the assets of such Subsidiary (other than by lease); provided that, in each of the foregoing cases, (x) such disposition is made in compliance with this Indenture, including Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with Section 4.10 needs to be applied in accordance therewith at such time), Section 4.15 and Article 5, and (y) all the obligations of such Guarantor under all Indebtedness of the Issuer or its Restricted Subsidiaries terminate upon consummation of such transaction;
     (B) the release or discharge of such Guarantor (other than Parent) from its Guarantee of Indebtedness of the Issuer and the Guarantors under the Senior Credit Facility (including by reason of the termination of the Senior Credit Facility) all other Indebtedness of the Issuer and its Restricted Subsidiaries and/or the Guarantee that resulted in the obligation of such Guarantor to Guarantee the Notes, if such Guarantor would not then otherwise be required to Guarantee the Notes pursuant to this Indenture (and treating any Guarantees of such Guarantor that remain outstanding as Incurred at least 30 days prior to such release or discharge), except a discharge or release by or as a result of payment under such Guarantee; provided, that if such Person has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Guarantor under Section 4.09, such Guarantor’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under Section 4.09;

     (C) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or
     (D) the Issuer exercising its Legal Defeasance option in accordance with Article 8 or the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; and
     (2) (E) such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.
          (b) At the request of the Issuer, the Trustee shall execute and deliver an appropriate instrument evidencing the termination of the applicable Notes Guarantee.
ARTICLE 12
SECURITY ARRANGEMENTS
Section 12.01 Security.
          (a) In order to secure the Obligations of the Issuer under this Indenture and the Notes, the Issuer will execute and deliver to the Trustee on or prior to the Issue Date each Collateral Document to which it is or is to be a party that is intended to be effective upon the Issue Date and create the Second-Priority Liens intended to be created thereunder, with the priority set forth therein and in the Intercreditor Agreements, on the Collateral. In order to secure the Obligations of each Guarantor under its Notes Guarantee, this Indenture and the Notes, each Guarantor will execute and deliver to the Trustee on or prior to the Issue Date each Collateral Document to which it is or is to be a party that is intended to be effective upon the Issue Date and create the Second-Priority Liens intended to be created thereunder, with the priority set forth therein and in the Intercreditor Agreements, on the Collateral. The Issuer shall cause all such Liens to be perfected within 10 days of the Issue Date. For avoidance of doubt, on the Issue Date, the Excluded Assets will not be Collateral. The Issuer, Parent and the other Guarantors will use their commercially reasonable efforts consistent with industry practice not to enter into any agreement that would exclude the rights referred to in clause (4) of the definition of Excluded Assets from the Collateral in the future.
          (b) If property (other than Excluded Assets) is acquired by the Issuer or a Guarantor that is not automatically subject to a perfected security interest under the Collateral Documents or a Subsidiary of Parent or the Issuer becomes a Guarantor under this Indenture (or any indenture supplement), then the Issuer or such Guarantor will, as soon as practical (and in any event within 10 Business Days) after such property’s acquisition or it no longer being an Excluded Asset or such Subsidiary becoming a Guarantor, as applicable, provide security over such property (or, in the case of a new Guarantor, all of its assets that are Collateral) in favor of the Collateral Agent on a basis that would provide a Second-Priority Lien on such terms, in each case, consistent with the Collateral Documents in effect on the Issue Date, and take such additional actions (including any of the actions described in Section 4.19) as the Collateral Agent may deem reasonable and appropriate or advisable to create and fully perfect in favor of the secured parties under the Collateral Documents a valid and enforceable security interest in such Collateral, which shall be free of all other Liens except for Permitted Liens. In addition, with respect to any assets of the Issuer or any Guarantor that in the future are subject to a Lien with respect to the obligations under the Senior Credit Facility (or the Notes Guarantees thereof by any of the Guarantors) and are not already subject to a perfected security interest under the Collateral Documents, the Issuer or such Guarantor shall as soon as practicable (and in any event within 10 Business Days) make such assets subject to the security interest under the Collateral Documents in favor of the Collateral Agent.

Any security interest provided pursuant to this Section 12.01(b) shall be accompanied by such Opinions of Counsel to the Issuer or the Guarantors addressed to the Trustee and the Collateral Agent as are customarily given by such counsel in the relevant jurisdiction, in form and substance customary for such jurisdiction, provided, however, that no such opinion shall be required to be delivered if the fair market value of Collateral subject to such security interest is less than $1,000,000 (as certified in an Officers’ Certificate to the Trustee and the Collateral Agent). In addition, the Issuer shall deliver an Officers’ Certificate to the Collateral Agent certifying that the necessary measures have been taken to perfect the security interest in such property.
          (c) Within 90 days of the purchase by the Issuer or the Guarantors of any after acquired property constituting owned real property in which a security interest is required to be granted to the Collateral Agent pursuant to Section 12.01(b), the Issuer shall furnish and deliver to the Trustee and the Collateral Agent (i) an executed mortgage with respect to such real property, (ii) an Opinion of Counsel stating that, in the opinion of such counsel, all action has been taken with respect to the recording, registering and filing of such mortgage, financing statements and other instruments as is necessary to make effective the Liens intended to be created on such real property and to perfect the Liens and reciting with respect to the security interests in such Collateral, the details of such action; (iii) a title insurance policy for the benefit of the Collateral Agent in the amount of 120% of the Fair Market Value of such real property with extended coverage covering the real property as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Collateral Agent; (iv) any customary consents or estoppels in connection with such mortgage and reasonably obtainable by the Issuer or the Guarantors, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent.
          (d) The Issuer and the Guarantors shall comply with all covenants and agreements contained in the Collateral Documents.
          (e) Each Holder, by accepting a Note, agrees to all of the terms and provisions of the Collateral Documents, as the same may be amended from time to time pursuant to the provisions of this Indenture and the Collateral Documents.
          (f) As among the Holders, the Collateral as now or hereafter constituted shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other by reason of differences in time of issuance, sale or otherwise, as security for the Obligations under this Indenture, the Notes and the Notes Guarantees.
          (g) The Issuer will comply with Section 314(b) of the Trust Indenture Act, relating to annual opinions as to the validity of the Liens securing the Notes and the Notes Guarantees, but shall not be subject to Section 314(d) of the Trust Indenture Act, relating to the delivery of certain certificates and reports in connection with the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes and the Notes Guarantees.
Section 12.02 Authorization of Actions to Be Taken.
          (a) Each Holder of a Note, by its acceptance thereof, is deemed to have authorized, directed and empowered the Trustee to enter into the Collateral Documents, whether as Trustee or Collateral Agent, and to receive for the benefit of the Holders of Notes any funds collected or distributed under the Collateral Documents to which the Trustee or the Collateral Agent is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture. If, at any time any Intercreditor Agreement ceases to be in effect (or with respect to a portion of the

Collateral) because the First-Priority Obligations are no longer outstanding or no longer secured by Liens on all or a portion of the Collateral and, thereafter, the Issuer or any Guarantor subsequently incurs Obligations under a new Credit Facility or other Obligations that are to be secured by first-priority or other senior Liens on assets of the Issuer or any Guarantor of the type constituting Collateral (which first-priority or other senior basis is permitted under this Indenture), the Trustee and the Collateral Agent are hereby authorized, directed and empowered to enter into a new intercreditor agreement that provides the representative under such Credit Facility or other Obligations substantially the same rights and powers as afforded under the applicable Intercreditor Agreement. For the avoidance of doubt, the Trustee and the Collateral Agent are authorized, directed and empowered to enter into any laboratory pledgeholder agreement, laboratory access letter or other ancillary Collateral Document that provides property to be pledged as Collateral for the Notes and the Notes Guarantees.
          (b) Subject to the provisions of Article 7 and the Intercreditor Agreements, the Trustee, in its sole discretion and without the consent of the Holders of Notes, may, or at the direction of the Holders of a majority in principal amount of the Notes then outstanding, the Trustee shall, direct on behalf of the Holders of Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to:
     (1) during the existence of an Event of Default, foreclose upon and take possession of all Collateral pursuant to, or take any other action to enforce, the provisions of the Collateral Documents;
     (2) enforce any of the terms of the Intercreditor Agreements and the Collateral Documents to which the Trustee or the Collateral Agent is a party; or
     (3) collect and receive payment of all obligations in respect of the Notes, the Notes Guarantees and this Indenture.
Subject to the provisions of the Intercreditor Agreements and Article 7, the Trustee and the Collateral Agent is authorized and empowered to institute and maintain such suits and proceedings as it may deem expedient to protect or enforce the Liens on the Collateral or the other rights under the Collateral Documents to which the Trustee or the Collateral Agent is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of such Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens or other rights under such Collateral Documents or hereunder or be prejudicial to the interests of Holders or the Trustee.
Section 12.03 Determinations Relating to Collateral.
          In the event (a) the Trustee shall receive any written request from the Issuer, a Guarantor or the Collateral Agent under any Collateral Document for consent or approval with respect to any matter or thing relating to any Collateral or the Issuer’s or such Guarantor’s obligations with respect thereto, (b) there shall be due to or from the Trustee or the Collateral Agent under the provisions of any Collateral Document any material performance or the delivery of any material instrument or (c) the Trustee shall become aware of any nonperformance by the Issuer or a Guarantor of any covenant or any breach of any representation or warranty of the Issuer or such Guarantor set forth in any Collateral Document, then, in each such event, the Trustee shall be entitled to hire experts, consultants, agents and attorneys to advise the Trustee on the manner in which the Trustee should respond, or direct the Collateral Agent to respond, to such request or render any requested performance or respond, or direct the Collateral Agent to respond, to such nonperformance or breach; provided that the Trustee’s right to direct the Collateral Agent to respond shall be subject to the terms of the Collateral Documents. The Trustee shall be fully protected in the taking of any action recommended or approved by any such expert, consultant, agent or attorney or agreed to by the Holders of a majority in principal amount of the outstanding Notes.
Section 12.04 Release of Liens.
          (a) The Second-Priority Liens on the Collateral securing the Notes will be automatically released:
     (1) in respect of any Collateral owned by a Guarantor whose Notes Guarantee was released pursuant to Section 11.06, upon the release of such Notes Guarantee of such Guarantor pursuant to Section 11.06;
     (2) upon the Issuer exercising its Legal Defeasance option under Section 8.02;
     (3) upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture;
     (4) with the consent of the requisite Holders of the Notes in accordance with the provisions under Article 9, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes;
     (5) in connection with any disposition of Collateral to any person other than the Issuer, any Restricted Subsidiary or any Guarantor (but excluding any transaction subject to Article 5 where the recipient is required to become the obligor on the Notes or a Guarantor) that is permitted under this Indenture (with respect to the Lien on such Collateral); and
     (6) upon the sale or disposition of any Collateral pursuant to the exercise of any rights and remedies by the Administrative Agent or any other Person with respect to any Collateral securing the First-Priority Obligations or the commencement or prosecution of enforcement by the holders of First-Priority Obligations of any of the rights and remedies under the First-Priority Documents or applicable law, including without limitation the exercise of any rights of set-off or recoupment.
          (b) Upon delivery to the Trustee by the Issuer or the Issuer of an Officers’ Certificate requesting execution of an instrument confirming the release of the Liens pursuant to Section 12.04(a), accompanied by:
     (1) an Opinion of Counsel confirming that such release is permitted by Section 12.04(a);
     (2) all instruments requested by the Issuer to effectuate or confirm such release; and
     (3) such other certificates and documents as the Trustee may reasonably request to confirm the matters set forth in Section 12.04(a), the Trustee will, if such instruments and confirmation are reasonably satisfactory to the Trustee, promptly execute and deliver, such instruments.

          (c) All instruments effectuating or confirming any release of any Liens will have the effect solely of releasing such Liens as to the Collateral described therein, on customary terms and without any recourse, representation, warranty or liability whatsoever.
          (d) The Issuer will bear and pay all reasonable costs and expenses associated with any release of Liens pursuant to this Section 12.04, including all reasonable fees and disbursements of any attorneys or representatives acting the Trustee or for the Collateral Agent.
Section 12.05 Agreement for the Benefit of Holders of First-Priority Liens.
          (a) The Liens on the Collateral are, to the extent and in the manner provided in the Intercreditor Agreements, subject to and subordinate in ranking to all present and future Liens on the Collateral with a First-Priority Lien; and the Intercreditor Agreements will be enforceable by the holders of such First-Priority Liens, for the benefit of the holders of Obligations secured thereby, until the satisfaction pursuant to the terms thereof of all such Obligations outstanding at the time of such release.
          (b) Without the necessity of any consent of the Trustee, the Collateral Agent or any Holder of the Notes, the holders of the First-Priority Obligations may change, waive, modify or vary any Collateral Documents relating to Collateral, subject to the limitations set forth in the Intercreditor Agreements; provided that the Trustee and the Collateral Agent shall be given prompt written notice of any such change, waiver, modification or variance.
          (c) As among the Trustee, the Collateral Agent and the Holders of the Notes, on one hand, and the holders of the First-Priority Obligations, on the other hand, the holders of the First-Priority Obligations will have the sole ability to control and obtain remedies with respect to all Collateral without the necessity of any consent or of any notice to the Trustee, the Collateral Agent or any such Holder, subject to the limitations set forth in the Intercreditor Agreements.
Section 12.06 Notes and Notes Guarantees Not Subordinated.
          The provisions of Section 12.05 are intended solely to set forth the relative ranking, as Liens, of the Liens on the Collateral securing the Notes and the Notes Guarantees as against the Liens on the Collateral securing the First-Priority Obligations. The Notes and (except as set forth in any Intercreditor Agreements) the Notes Guarantees are senior unsubordinated obligations of the Issuer and the Guarantors. Neither the Notes and the Notes Guarantees nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than the exercise of rights and remedies in respect of the Collateral, which are subject to the Intercreditor Agreements) are intended to be, or will ever be by reason of the provisions of Section 12.05, in any respect subordinated, deferred, postponed, restricted or prejudiced.
Section 12.07 Limitation on Duty of Trustee in Respect of Collateral.
          (a) Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.
          (b) The Trustee and the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer or the Guarantors to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or any of the Collateral Documents.
Section 12.08 Additional Intercreditor Agreements.
          If any Indebtedness permitted to be incurred under this Indenture is secured by First-Priority Liens permitted to be Incurred under this Indenture, the Collateral Agent shall, upon receipt of an Officers’ Certificate and an Opinion of Counsel, enter into an Intercreditor Agreement with the representative of the holders of such Indebtedness and the Administrative Agent with terms substantially similar to the Intercreditor Agreements in existence on the Issue Date.
ARTICLE 13
SATISFACTION AND DISCHARGE
Section 13.01 Satisfaction and Discharge.
          (a) This Indenture will be discharged and will cease to be of further effect as to all Notes when either:
     (1) all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust) have been delivered to the Trustee for cancellation; or
     (2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;
     (B) no Default or Event of Default with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit (other than a Default resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facility or any other material agreement or instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;
     (C) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and
     (D) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
          (b) In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (a) of clause (2) of this Section 13.01, the provisions of Section 13.02 and Section 8.06 shall survive.
Section 13.02 Application of Trust Money.
          (a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 13.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
          (b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01; provided that if the Issuer has made any payment of principal of or premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 14
MISCELLANEOUS
Section 14.01 Trust Indenture Act Controls.
          If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.
Section 14.02 Notices.
          (a) Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested) or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to the others’ addresses:

If to Parent, the Issuer and/or any Guarantor:
c/o Lions Gate Entertainment Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Fax No.: (310) 452-8934
Attention: Wayne Levin, EVP Corporate Operations & General Counsel
With a copy to:
O’Melveny & Myers LLP
1999 Avenue of the Stars, 7th Floor
Los Angeles, California 90067
Fax No: (310) 246-6779
Attention: David J. Johnson, Jr.
If to the Trustee:
c/o U.S. Bank Corporate Trust Services
633 West Fifth Street, 24th Floor
Los Angeles, California 90071
Fax No.: (213) 615-6197
Attention: Paula Oswald
With a copy to:
McGuireWoods LLP
7 Saint Paul Street, Suite 1000
Baltimore, Maryland 21202
Fax No: (410) 659-4479
Attention: Jennifer J. Stearman
The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
          (b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.
          (c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
          (d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
          (e) Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.
          (f) The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.
          (g) If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
          (h) If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
Section 14.03 Communication by Holders with Other Holders.
          Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).
Section 14.04 Certificate and Opinion as to Conditions Precedent.
          Upon any request or application by the Issuer or any Guarantor to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:
     (1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
     (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that (A) subject to Section 4.17 and Section 5.01(c), no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C and (B) no Opinion of Counsel shall be required in connection with the issuance of Notes on the Issue Date.

Section 14.05 Statements Required in Certificate or Opinion.
          Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:
     (1) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and
     (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.
Section 14.06 Rules by Trustee and Agents.
          The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 14.07 No Personal Liability of Directors, Officers, Employees and Stockholders.
          No director, Officer, employee, incorporator or stockholder of the Issuer or the Guarantors, as such, shall have any liability for any obligations of the Issuer under the Notes, this Indenture or the Notes Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.
          Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 14.08 Governing Law.
          THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 14.09 Waiver of Jury Trial.
          EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 14.10 Force Majeure.
          In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 14.11 No Adverse Interpretation of Other Agreements.
          This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 14.12 Successors.
          All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.06.
Section 14.13 Severability.
          In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 14.14 Counterpart Originals.
          The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 14.15 Table of Contents, Headings, etc.
          The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 14.16 U.S.A. PATRIOT Act.
          To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Trustee will ask for documentation to verify its formation and existence as a legal entity. The Trustee may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by the Trustee to ensure compliance with federal law.
Section 14.17 Consent to Jurisdiction; Appointment of Agent for Service of Process.
          Parent and each Parent Subsidiary Guarantor, jointly and severally, agrees that:
          (a) Any suit, action or proceeding against Parent or any Parent Subsidiary Guarantor arising out of or relating to this Indenture, the Notes, the Notes Guarantees and the Collateral Documents may be instituted in any state or U.S. Federal court in the Borough of Manhattan, The City of New York,

New York, and any appellate court from any thereof, and Parent and each Parent Subsidiary Guarantor irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Parent and each Parent Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Indenture, the Notes, the Notes Guarantees and the Collateral Documents, including such actions, suits or proceedings relating to the securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon Parent or any Parent Subsidiary Guarantor and may be enforced in any court to the jurisdiction of which Parent or any Parent Subsidiary Guarantor is subject by a suit upon such judgment; provided that service of process is effected upon Parent or any Parent Subsidiary Guarantor in the manner provided by this Section 14.17.
          (b) Parent and each Parent Subsidiary Guarantor has appointed the Issuer as its Authorized Agent, upon whom process may be served in any suit, action or proceeding arising out of or relating to this Indenture, the Notes, the Notes Guarantees and the Collateral Documents or the transactions contemplated herein which may be instituted in any state or U.S. Federal court in the Borough of Manhattan, The City of New York, New York, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Issuer has accepted such appointment and has agreed to act as said agent for service of process. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and any Non-U.S. Guarantor. Notwithstanding the foregoing, any action involving the Parent and any Parent Subsidiary Guarantor arising out of or relating to this Indenture, the Notes, the Notes Guarantees and the Collateral Documents may be instituted in any court of competent jurisdiction in any other jurisdiction.
Section 14.18 Judgment Currency.
          If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase United States dollars with such other currency in The City of New York on the Business Day preceding that on which final judgment is given. The obligation of Parent, the Issuer and each Guarantor with respect to any sum due from it to the Trustee and the Holders shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first Business Day following receipt by the Trustee or the Holders of any sum in such other currency, and only to the extent that the Trustee may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to the Trustee or the Holders, Parent, the Issuer and the Guarantors, jointly and severally, to the extent permitted by law, agree as a separate obligation and notwithstanding any such judgment, to indemnify the Trustee and such Holders against such loss. If the United States dollars so purchased are greater than the sum originally due to the Trustee or the Holders, the Trustee and the Holders hereby agrees to pay to the Issuer an amount equal to the excess of the dollars so purchased over the sum originally due to such person.
[Signatures on following page]

LIONS GATE ENTERTAINMENT INC.
By:
Name:
Title:

[Signature Page to Indenture]

LIONS GATE ENTERTAINMENT CORP.
By:
Name:
Title:

[Signature Page to Indenture]

ALL ABOUT US PRODUCTIONS INC.
ARIMA, INC.
ARTISAN ENTERTAINMENT INC.
ARTISAN FILMED PRODUCTIONS INC.
ARTISAN HOME ENTERTAINMENT INC.
ARTISAN PICTURES INC.
ARTISAN RELEASING INC.
BACKSEAT PRODUCTIONS, LLC
BASTER PRODUCTIONS, LLC
BD OPTICAL MEDIA, INC.
BLAIR WITCH FILM PARTNERS LTD.
BLUE MOUNTAIN STATE PRODUCTIONS CORP.
BURROWERS PRODUCTIONS, INC.
CRASH 2 TELEVISION PRODUCTIONS, INC.
CRASH TELEVISION PRODUCTIONS, INC.
CUPID PRODUCTIONS, INC.
DANCING ELK PRODUCTIONS, LLC
DEAD ZONE PRODUCTION CORP.
DEBMAR STUDIOS, INC.
DEBMAR/MERCURY (WW) PRODUCTIONS LLC
DEBMAR/MERCURY, LLC
DJM SERVICES, INC.
DRESDEN FILES PRODUCTIONS CORP.
DRESDEN FILES PRODUCTIONS I CORP.
FEAR ITSELF PRODUCTIONS CORP.
FILM HOLDINGS CO.
FIVE DAYS PRODUCTION CORP.
GC FILMS, INC.
GC SHORT FILMS, INC.
HEART FRANK, INC.
HIGHER POST LLC
HORSEMEN PRODUCTIONS, LLC
INVISIBLE CASTING INC.
ISH PROJECTS, LLC
ISH TELEVISION DEVELOPMENT, LLC
IWC PRODUCTIONS, LLC
JV1 ISH, LLC
KILL PIT PRODUCTIONS INC.
LANDSCAPE ENTERTAINMENT CORP.
LG HORROR CHANNEL HOLDINGS, LLC
LG PICTURES INC.
LIONS GATE ENTERTAINMENT CORP.
LIONS GATE FILMS INC.
LIONS GATE FILMS PRODUCTIONS CORP./
    PRODUCTIONS FILMS LIONS GATE S.A.R.F.
LIONS GATE INDIA, INC.
LIONS GATE MANDATE FINANCING VEHICLE INC.
LIONS GATE MUSIC CORP.
LIONS GATE MUSIC PUBLISHING LLC
LIONS GATE MUSIC, INC.

[Signature Page to Indenture]

LIONS GATE ONLINE SHOP INC.
LIONS GATE PENNSYLVANIA, INC.
LIONS GATE RECORDS, INC.
LIONS GATE SPIRIT HOLDINGS, LLC
LIONS GATE TELEVISION DEVELOPMENT, LLC
LIONS GATE TELEVISION INC.
LIONS GATE X PRODUCTIONS, LLC
LUCKY 7 PRODUCTIONS CORP.
MANDATE FILMS, LLC
MANDATE INTERNATIONAL, LLC
MANDATE PICTURES LLC
MOTHER PRODUCTIONS CORP.
MQP, LLC
NGC FILMS, INC.
NURSE PRODUCTIONS, INC.
PEARL RIVER HOLDINGS CORP.
PGH PRODUCTIONS, INC.
PLANETARY PRODUCTIONS, LLC
PLAYLIST, LLC
POWER MONGERING DESPOT, INC.
PRODUCTION MANAGEMENT INC.
PROFILER PRODUCTIONS CORP.
PSYCHO PRODUCTIONS SERVICES CORP.
R & B PRODUCTIONS, INC
SCREENING ROOM, INC.
SILENT DEVELOPMENT CORP.
SKILLPA PRODUCTIONS, LLC
SS3 PRODUCTIONS, INC.
TALK PRODUCTIONS CORP.
TED PRODUCTIONS, INC.
TERRESTRIAL PRODUCTIONS CORP.
TOUCH PRODUCTIONS CORP.
U.R.O.K. PRODUCTIONS, INC.
VERDICT PRODUCTIONS, INC.
VESTRON INC.
WEEDS PRODUCTIONS INC.
WILDFIRE 2 PRODUCTIONS INC.
WILDFIRE 3 PRODUCTIONS INC.
WILDFIRE 4 PRODUCTIONS INC.
WILDFIRE PRODUCTIONS INC.

By:
Name:
Title:

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:
[Signature Page to Indenture]

APPENDIX A
PROVISIONS RELATING TO INITIAL NOTES
AND ADDITIONAL NOTES
Section 1.1 Definitions.
          (a) Capitalized Terms.
          Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:
          “Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.
          “Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.
          “Distribution Compliance Period”, with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the later of (x) the date of issuance with respect to such Note and (y) the last date on which the Issuer or any Affiliate of the Issuer was the owner such Note.
          “Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.
          “IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
          “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
          “Regulation S” means Regulation S promulgated under the Securities Act.
          “Regulation S Notes” means all Notes offered and sold outside the United States of America in reliance on Regulation S.
          “Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
          “Rule 144” means Rule 144 promulgated under the Securities Act.
          “Rule 144A” means Rule 144A promulgated under the Securities Act.
          “Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.
          “Rule 904” means Rule 904 promulgated under the Securities Act.
          “Unrestricted Global Note” means any Global Note that does not bear or is not required to bear the Restricted Notes Legend.
          (b) Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1	(c)
“Automatic Exchange”	2.3	(d)
“Automatic Exchange Date”	2.3	(d)
“Automatic Exchange Notice”	2.3	(d)
“Automatic Exchange Notice Date”	2.3	(d)
“Definitive Notes Legend”	2.3	(f)
“Global Note”	2.1	(b)
“Global Notes Legend”	2.3	(f)
“IAI Global Note”	2.1	(b)
“OID Notes Legend”	2.3	(f)
“Regulation S Global Note”	2.1	(b)
“Regulation S Notes”	2.1	(a)
“Restricted Global Note”	2.3	(b)
“Restricted Notes Legend”	2.3	(f)
“Rule 144A Notes”	2.1	(a)
“Rule 144A Global Note”	2.1	(b)
Section 2.1 Form and Dating.
          (a) The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer to the Initial Purchasers and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S (“Regulation S Notes”). Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501.
          (b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend (collectively, the “IAI Global Note”) shall also be issued on the Issue Date, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note or any other Note without a Restricted Notes Legend until the expiration of the Distribution Compliance Period. The Rule 144A Global Note, the IAI Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes”; provided that the term “Global Note” when used in Sections 2.1(c), 2.3(b), 2.3(g), 2.3(h)(i), 2.3(h)(ii) and 2.4 of this Appendix A and Section 2.06 of this Indenture shall also include the Unrestricted Global Note. Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of the Indenture and Section 2.3(c) below.
          (c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.
          The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 and pursuant to an order of the Issuer signed by one Officer of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.
          Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
          (d) Definitive Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes.
Section 2.2 Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer of the Issuer (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $236,000,000, (b) subject to the terms of this Indenture, Additional Notes and (c) the Unrestricted Global Notes for issue only in accordance with Section 2.3(e). Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes.
Section 2.3 Transfer and Exchange.
          (a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:
     (i) to register the transfer of such Definitive Notes; or
     (ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

     (1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and
     (2) in the case of Transfer Restricted Notes, are accompanied by the following additional information and documents, as applicable:
     (A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Note); or
     (B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect (in the form set forth on the reverse side of the Initial Note); or
     (C) if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Initial Note) and (y) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to them as to the compliance with the restrictions set forth in the applicable legends set forth in Section 2.3(f)(i).
          (b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:
     (i) (A) certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to a QIB in accordance with Rule 144A, (2) to an IAI that has furnished to the Trustee a signed letter substantially in the form of Exhibit B or (3) outside the United States of America in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act; or (B) such other certification and Opinion of Counsel as the Trustee shall require; and
     (ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

          (c) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note or the IAI Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream. In the case of a transfer of a beneficial interest in either the Regulation S Global Note or the Rule 144A Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.
     (ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of Global Note from which such interest is being transferred.
     (iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
          (d) Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Issuer, (2) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or another available exemption, (5) to an IAI purchasing for its own account, or for the account of such an IAI, in a minimum principal amount of Notes of $250,000 or (6) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States of America. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note or the IAI Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Note to the effect that such transfer is being made to (1) a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or (2) an IAI purchasing for its own account, or for the account of such an IAI, in a minimum principal amount of the Notes of $250,000. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. In the case of a transfer of a beneficial interest in the Regulation S Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.
     (ii) Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.
     (e) Automatic Exchange of Beneficial Interests in a Global Note that is a Transfer Restricted Note for Beneficial Interests in an Unrestricted Global Note. Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note that is a Transfer Restricted Note may be automatically exchanged into beneficial interests in an Unrestricted Global Note without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to any Note issued on the Issue Date, the later of (x) the Issue Date and (y) the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Note or (2) with respect to any Additional Note, if any, the later of (x) the issue date of such Additional Note and (y) the last date on which the Issuer or any Affiliate of the Issuer was the owner such Note, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuer may (A) provide written notice to the Trustee at least 10 calendar days prior to the Automatic Exchange, instructing the Trustee to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Global Note that is a Transfer Restricted Note to the Unrestricted Global Note, which the Issuer shall have previously otherwise made eligible for exchange with the DTC, (B) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least 10 calendar days prior to the Automatic Exchange (the “Automatic Exchange Notice Date”), which notice must include (I) the Automatic Exchange Date, (II) the section of the Indenture pursuant to which the Automatic Exchange shall occur, (III) the “CUSIP” number of the Global Note that is a Transfer Restricted Note from which such Holder’s beneficial interests will be transferred and the (IV) “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (C) on or prior to the date of the Automatic Exchange, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuer, in an aggregate principal amount equal to the aggregate principal amount of Global Notes that are Transfer Restricted Notes to be exchanged. At the Issuer’s request on no less than 5 calendar days’ notice, the Trustee shall deliver, in the Issuer’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders. Notwithstanding anything to the contrary in this Section 2.3, during the 10 day period between the Automatic Exchange Notice Date and the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.3(e) shall be permitted without the prior written consent of the Issuer. As a condition to any Automatic Exchange, the Issuer shall provide, and the Trustee shall be entitled to rely upon, an Officers’ Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Global Note that is a Transfer Restricted

Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.3(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Global Note that is a Transfer Restricted Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.
     (f) Legends.
     (i) Except as permitted by the following paragraphs (ii), (iii) or (iv), each Note certificate evidencing the Global Notes (other than an Unrestricted Global Note) and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE

ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]”
Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):
“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”
Each Note issued with original issue discount will also bear the following additional legend (“OID Notes Legend”):
“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE TREASURER OF THE ISSUER AT 2700 COLORADO AVENUE, SUITE 200, SANTA MONICA, CALIFORNIA 90404.”
Each Global Note shall bear the following additional legend (“Global Notes Legend”):
“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN

ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”
     (ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).
     (iii) Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Note or Additional Note acquired pursuant to Regulation S, all requirements that such Initial Note or Additional Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note or Additional Note be issued in global form shall continue to apply.
     (iv) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
          (g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.
          (h) No Obligation of the Trustee.
     (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
     (ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Section 2.4 Definitive Notes.
          (a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note, by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by the Indenture or the Issuer or Trustee.
          (b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any certificated Initial Note or Additional Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(f), bear the Restricted Notes Legend.
          (c) Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
          (d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

SCHEDULE 1
INTERCREDITOR AGREEMENTS
1.	AMENDED AND RESTATED INTERCREDITOR AGREEMENT dated as of October 21, 2009, among (i) JPMorgan Chase Bank, N.A. as Administrative Agent for the Lenders, (ii) U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, (iii) MQP, LLC, (iv) SGF Entertainment Inc., (v) Lions Gate Entertainment Inc., (vi) Lions Gate Television Inc. and (vii) Lions Gate Films Inc.

2.	AMENDED AND RESTATED SUBORDINATION AGREEMENT entered into as of October 21, 2009, by and among JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders under the Chase Credit Agreement, U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, Union Bank, N.A., as Administrative Agent for itself and other Lenders, and SS3 Productions, Inc., a Pennsylvania corporation.

3.	AMENDED AND RESTATED SUBORDINATION AGREEMENT entered into as of October 21, 2009, by and among JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders under the Chase Credit Agreement, U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, Union Bank, N.A., and Baster Productions, LLC, a California limited liability company.

4.	AMENDED AND RESTATED INTERCREDITOR AGREEMENT entered into as of October 21, 2009 by and between JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders who are parties to the Chase Loan Agreement, U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, on the one hand, and First California Bank and Citibank, N.A., on the other hand, and Debmar/Mercury, LLC.

5.	AMENDED AND RESTATED INTERCREDITOR AGREEMENT entered into as of October 21, 2009 by and between JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, Bank Leumi USA, as successor in interest to ICB Entertainment Finance, and Debmar/Mercury, LLC.

6.	AMENDED AND RESTATED INTERCREDITOR AGREEMENT entered into as of October 21, 2009 by and among JPMorgan Chase Bank, National Association, as Agent for the Lenders who are parties to the JPMC Credit Agreement, U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, New Mexico State Investment Council, and Wildfire 2 Productions, Inc.

7.	AMENDED AND RESTATED INTERCREDITOR AGREEMENT entered into as of October 21, 2009 by and among JPMorgan Chase Bank, National Association, as Agent for the Lenders who are parties to the JPMC Credit Agreement, U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, New Mexico State Investment Council, and Wildfire 3 Productions, Inc.

8.	AMENDED AND RESTATED INTERCREDITOR AGREEMENT entered into as of October 21, 2009 by and among JPMorgan Chase Bank, National Association, as Agent for the Lenders who are parties to the JPMC Credit Agreement, U.S. Bank National Association, as

1

Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, New Mexico State Investment Council, and Wildfire 4 Productions, Inc.
9.	AMENDED AND RESTATED INTERCREDITOR AGREEMENT entered into as of October 21, 2009 by and among JPMorgan Chase Bank, National Association, as Agent for the Lenders who are parties to the JPMC Credit Agreement, U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, New Mexico State Investment Council, and Crash Television Productions, Inc.

10.	AMENDED AND RESTATED INTERCREDITOR AGREEMENT entered into as of October 21, 2009 by and among JPMorgan Chase Bank, National Association, as Agent for the Lenders who are parties to the JPMC Credit Agreement, U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, New Mexico State Investment Council, and Burrowers Productions, Inc.

11.	INTERCREDITOR AGREEMENT entered into as of October 21, 2009 by and among JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders under the Chase Credit Agreement, U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, Union Bank, N.A., and Debmar/Mercury, LLC.

12.	AMENDED AND RESTATED INTERCREDITOR AGREEMENT entered into as of October 21, 2009 by and among JPMorgan Chase Bank, National Association, as Administrative Agent for the Corporate Lenders, JPMorgan Chase Bank, National Association, as Administrative Agent for the Production Lenders, U.S. Bank National Association, as Collateral Agent for the Noteholders under the Indenture and the Collateral Agreement, Lions Gate Entertainment Inc., and Lions Gate Mandate Financing Vehicle, Inc.

2

EXHIBIT A
[FORM OF FACE OF NOTE]
[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the OID Notes Legend, if applicable, pursuant to the provisions of the Indenture]

CUSIP [   ]
ISIN [   ]1
[RULE 144A][REGULATION S][IAI][GLOBAL] NOTE
10.25% Senior Secured Second-Priority Notes due 2016

No. ___	Up to [$ ]
LIONS GATE ENTERTAINMENT INC.
promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of                                          U.S. Dollars] on November 1, 2016.
Interest Payment Dates: May 1 and November 1
Record Dates: April 15 and October 15

[1]	Rule 144A Note CUSIP: 53626YAB4
Rule 144A Note ISIN: US53626YAB48
Regulation S Note CUSIP: U53648AA6
Regulation S Note ISIN: USU53648AA65
IAI Note CUSIP: 53626YAC2
IAI Note ISIN: US53626YAC21
Unrestricted Global Note CUSIP: 53626YAD0
Unrestricted Global Note ISIN: US53626YAD04

          IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed. Dated: [                    ] [___], 20[___]

LIONS GATE ENTERTAINMENT INC.
By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

[Back of Note]
10.25% Senior Secured Second-Priority Notes due 2016
          Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
          1. INTEREST. Lions Gate Entertainment Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 10.25% per annum from and including October 21, 2009 until but excluding maturity. The Issuer shall pay interest semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance; provided that the first Interest Payment Date shall be May 1, 2010. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
          2. METHOD OF PAYMENT. The Issuer shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal of and premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
          3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.
          4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of October 21, 2009 (the “Indenture”), among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp., the other Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 10.25% Senior Secured Second-Priority Notes due 2016. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

          5. REDEMPTION AND REPURCHASE.
          The Notes are subject to optional redemption, and may be subject of an Offer to Purchase, as further described in the Indenture. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
          6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.
          7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
          8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Notes Guarantees or the Notes may be amended or supplemented as provided in the Indenture.
          9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the Indenture.
          10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.
          11. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.
          12. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
          The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:
c/o Lions Gate Entertainment Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Fax No.: (310) 452-8934
Attention: Wayne Levin, EVP Corporate Operations & General Counsel

ASSIGNMENT FORM
          To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER RESTRICTED NOTES
This certificate relates to $                     principal amount of Notes held in (check applicable space)               book-entry or                      definitive form by the undersigned.
The undersigned (check one box below):
☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.
In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the holding period referred to in Rule 144 under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW
(1) ☐	to the Issuer or subsidiary thereof; or

(2) ☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3) ☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4) ☐	inside the United States of America to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5) ☐	outside the United States of America in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(6) ☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7) ☐	pursuant to another available exemption from registration under the Securities Act of 1933.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:

Date:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantor
TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.
          The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Dated:

NOTICE: To be executed by
an executive officer

OPTION OF HOLDER TO ELECT PURCHASE
          If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
☐ Section 4.10            ☐ Section 4.14
          If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$

Date:

Your Signature:

(Sign exactly as your name appears on
the face of this Note)
Tax Identification No.:
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
          The initial outstanding principal amount of this Global Note is $                    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Principal Amount
of
	Amount of	Amount of increase	this Global Note	Signature of
	decrease	in Principal	following such	authorized officer
Date of	in Principal	Amount of this	decrease or	of Trustee or
Exchange	Amount	Global Note	increase	Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF
TRANSFEREE LETTER OF REPRESENTATION
Lions Gate Entertainment Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Fax No.: (310) 452-8934
Attention: Wayne Levin, EVP Corporate Operations & General Counsel
In care of:
O’Melveny & Myers LLP
1999 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067
Fax No: (310) 246-6779
Attention: David J. Johnson, Jr.
Ladies and Gentlemen:
     This certificate is delivered to request a transfer of $[  ] principal amount of the 10.25% Senior Secured Second-Priority Notes due 2016 (the “Notes”) of Lions Gate Entertainment Inc. (the “Issuer”).
     Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:
Name:
Address:
Taxpayer ID Number:
     The undersigned represents and warrants to you that:
     1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Securities, and we are acquiring the Securities not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.
     2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for

B-1

the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States of America within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (c), (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE: ,
by:

B-2

EXHIBIT C
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
     Supplemental Indenture (this “Supplemental Indenture”), dated as of [                    ] [___], 20[___], among                                          (the “Guaranteeing Subsidiary”), a subsidiary of [Name of Issuer], a [insert jurisdiction] corporation (the “Issuer”), and U.S. Bank National Association, as trustee (the “Trustee”).
W I T N E S S E T H
          WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 21, 2009, providing for the issuance of an unlimited aggregate principal amount of 10.25% Senior Secured Second-Priority Notes due 2016 (the “Notes”);
          WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and
          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 11 thereof.
          3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          5. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

C-1

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title: